Confidential	Execution Copy

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)(4) and 240.24B-2

Exhibit 10.67

Factor B Development Collaboration, Option and License Agreement

Among

Ionis Pharmaceuticals, Inc.,

And

F. Hoffmann-La Roche Ltd

And

Hoffmann-La Roche Inc.

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FACTOR B DEVELOPMENT COLLABORATION, OPTION AND LICENSE AGREEMENT

This FACTOR B DEVELOPMENT COLLABORATION, OPTION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2018 (the “Effective Date”) by and among Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, California 92010 (“Ionis”), and F. Hoffmann-La Roche Ltd, a Swiss corporation, having its principal place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and  Hoffmann-La Roche Inc.,  a New Jersey corporation, having its principal place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424 (“Roche US”; Roche Basel and Roche US are collectively referred to as “Roche”). Roche and Ionis each may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Ionis has expertise in discovering and developing antisense drugs, and is developing the antisense drug IONIS-FB-LRx;

WHEREAS, Roche has expertise in developing and commercializing drugs, and Roche is interested in developing and commercializing IONIS-FB-LRx;

WHEREAS, Roche desires Ionis to develop IONIS-FB-LRx through completion of a phase 2 trial in the ophthalmological indication of geographic atrophy and an anticipated phase 2a trial in [***] and grant Roche an option to obtain an exclusive license to develop and commercialize such drug;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2.
AGREEMENT OVERVIEW

The intent of the Collaboration is for the Parties to develop IONIS-FB-LRx for (i) the treatment of geographic atrophy (“GA”), and (ii) potentially the treatment of [***] (“[***]”).  Ionis will Develop IONIS-FB-LRx through Completion of the Proposed Phase 2 Trials.  Roche will have an Option to obtain an exclusive license to further Develop, Manufacture, and Commercialize IONIS-FB-LRx.  Unless terminated earlier, the Option will be exercisable from any time the last patient specified in the most current version of the Development Plan (i.e. the initial Development Plan as modified by the JSC) has been enrolled in the Phase 2 GA Trial until the Option Deadline (the “Option Period”).  If Roche exercises its Option, Roche will be responsible for all further Development, Manufacturing and Commercializing activities related to the Products, except for any Phase 2 Trials then being conducted by Ionis under the Development Plan.  The purpose of this ARTICLE 2 is to provide a high-level overview of the roles, responsibilities, rights and obligations of each Party under this Agreement with regard to the Development and Commercialization of the Products, and therefore this ARTICLE 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

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ARTICLE 3.
DEVELOPMENT COLLABORATION FOR IONIS-FB-LRx

3.1.
Development Activities for IONIS-FB-LRx.  The Parties will Develop IONIS-FB-LRx under a development plan agreed between the Parties or as may be amended by the JSC from time to time, which covers all Clinical Studies to be conducted through completion of the Development activities necessary to obtain Approval of a Product in at least one (1) Indication (such plan, the “Development Plan”, and such program, the “Development Program”).  Each Party will use Commercially Reasonable Efforts to conduct the Development activities assigned to such Party under, and in accordance with, the Development Plan; provided that neither Roche nor Ionis will have any obligation to perform any activity that, after having consulted the JSC or the applicable JDC, it in good faith believes that continuing such activity would violate any Applicable Law, ethical principles, or principles of scientific integrity.

3.1.1.
Development Plan.  As of the Effective Date, the Parties have agreed to an initial Development Plan, which includes a clinical trial protocol synopsis for the Phase 2 GA Trial (the “GA Protocol”) and a general outline for the Phase 2 [***] Trial.  Until the sooner of, the Development Plan is replaced by the IDCP under Section 8.1.1 or the JSC is dissolved, the Development Plan will be updated at least annually by the JSC and the applicable JDC.  Subject to Section 4.1.1(b)(ii) below, any changes to the Development Plan must be agreed to by the JSC and the applicable JDC.

3.1.2.	Proposed Phase 2 Trials.

(a)
Phase 2 GA Trial.  Ionis will conduct the Phase 2 GA Trial under the GA Protocol.  Ionis will use Commercially Reasonable Efforts to meet the timeline for the Phase 2 GA Trial as determined by the JSC and the applicable JDC, including to meet the Specific Performance Milestone Events in Appendix 2.  Ionis will keep Roche informed of the progress of such Phase 2 GA Trial through the JSC and applicable JDC.

(b)
Phase 2 [***] Trial.  Ionis will conduct the Phase 2 [***] Trial under a protocol to be finalized through the JSC and the applicable JDC.  Ionis will use Commercially Reasonable Efforts to meet the timeline for the Phase 2 [***] Trial as determined by the JSC and the applicable JDC, including to meet the Specific Performance Milestone Events in Appendix 2.  Ionis will keep Roche informed of the progress of such Phase 2 [***] through the JSC and applicable JDC.

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(c)
Phase 2 Trial Data Package and Interim Data.  Promptly after conducting interim data analysis related to either the Phase 2 GA Trial or the Phase 2 [***] Trial (if any), Ionis will provide to Roche a copy of its analyses and the underlying data sufficient for Roche to conduct a pharmacokinetics and/or pharmacodynamics analysis, and ongoing safety data (which will be provided by Ionis to Roche on an ongoing basis). Once available to Ionis, Ionis will promptly deliver to Roche the Phase 2 Trial Data Package.

3.1.3.
Additional Development of IONIS-FB-LRx.  The Parties are discussing additional Development (clinical or non-clinical) of IONIS-FB-LRx and will continue such discussions in good faith prior to Option exercise.

(a)
If, before Option exercise, Ionis and Roche agree that Ionis will conduct an additional Phase 2 Trial or any additional earlier stage Clinical Study for the Product, then the Parties will share the costs of such additional Phase 2 Trial and negotiate in good faith the design and reimbursement terms for such Clinical Study(ies), including a budget, payment schedule, an appropriate methodology to allocate the costs of such Clinical Study(ies), and who will supply clinical-grade API and Finished Drug Product, and the JSC and the applicable JDC will revise the Development Plan to include a clinical trial protocol synopsis for each such Clinical Study.

(b)
If, before Option exercise, Ionis (but not Roche) would like to conduct a phase 2b trial in [***] (the “Phase 2b [***] Trial”), then [***] such Phase 2b [***] Trial, and upon Initiation of a Registration-Directed Trial for [***] after Option exercise, Roche will pay to Ionis [***] within [***] days after Initiation of a Registration-Directed Trial for [***] and Roche’s receipt of an invoice from Ionis. Initiation of the Registration-Directed Trial for [***] is at the sole discretion of Roche.  For clarity, no such payment will be required if Roche does not provide the Option Exercise Notification. For clarity, the payment in this clause (b) is not applicable to clauses (a) or (c).

(c)
If Roche would like Ionis to conduct the Phase 2b [***] Trial but Ionis is unable or unwilling to conduct such trial, then Roche may undertake such Phase 2b [***] under Ionis’ IND and Roche will pay [***] but may offset [***] of Roche’s reasonable costs incurred in running the Phase 2b [***] Trial before Option exercise against the next Post-Licensing Milestone Payment under Table 1 of Section 9.4 that becomes due.  Ionis will use Commercially Reasonable Efforts to comply with Roche’s reasonable requests for support regarding Regulatory Materials and interactions with Regulatory Authorities and other activities required to conduct the Phase 2b [***] Trial under the Ionis IND.

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3.1.4.	Attaching Plans to JSC Minutes. The JSC will attach each revised Development Plan to the meeting minutes of the JSC.

3.1.5.
Development Plan Costs. Before Option exercise, except as the Parties may otherwise agree, Ionis will be responsible for all costs and expenses associated with the activities assigned to Ionis under the Development Plan, and Roche will be responsible for all costs and expenses associated with the activities assigned to Roche under the Development Plan.  Before Option exercise, if the Parties mutually agree to a material change to the Development Program (e.g., add a new arm or increase the maximum number of study subjects) or a Regulatory Authority requires Ionis to change the Development Program (each an “Approved Change”), the Parties will share the Approved Change Costs (as defined below) as follows:

(a)	If the Approved Change Costs are less than [***], then [***] will be responsible for the Approved Change Costs.

(b)
If the Approved Change Costs are [***]or higher and less than [***], then [***] will be responsible for the Approved Change Costs for the first [***] and [***] will be responsible for the Approved Change Costs above [***].

(c)
If the Approved Change Costs are [***] or more, then each Party will be responsible for one half of the portion of the Approved Change Costs.  Each Party may credit any amounts paid under Section 3.1.5(a) and Section 3.1.5(b) against amounts payable under this Section 3.1.5(c).

For clarity, the allocation of Approved Change Costs set forth in this Section 3.1.5 will not apply to cost overruns associated with the Development Program that are not caused by Approved Changes.  For example, activities to improve recruitment rate (e.g., adding additional sites (other than due to the addition of a new arm or due to an increase in the maximum number of study subjects, or the addition of sites such that the total number of sites exceeds [***]) or increasing site payments), recruitment vendors, or costs resulting from a delay in study conduct, are cost overruns associated with the Development Program and are not Approved Changes.

“Approved Change Costs” means [***] in each case with regard to clause (2) without considering the aggregate effect of all Approved Changes.

3.1.6.
Development Term.  The term for the conduct of the Development Program under the Development Plan will begin on the date work began under such Development Plan and will end upon the earlier of (i) completion of all Development activities under such Development Plan to support Approval in at least one (1) Indication in all Major Markets, (ii) the termination of such Development Program in accordance with Section 13.2.1, and (iii) mutual agreement of the Parties to terminate the Development Program.

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3.2.
Regulatory Matters. Before Option exercise and until Completion of the Proposed Phase 2 Trials, Ionis will be responsible for all communications with Regulatory Authorities regarding a Product and will have final decision-making authority with respect to the matters set forth in this Section 3.2.

3.2.1.
Participation in Regulatory Meetings.  Ionis will provide Roche with as much advance written notice as practicable of any meetings that Ionis has or plans to have with a Regulatory Authority regarding the Proposed Phase 2 Trials and any other Phase 2 Trial or earlier stage Clinical Study that the Parties agree Ionis will conduct for a Product and will allow Roche (at Roche’s own expense) to participate in any such meetings as an observer.

3.2.2.
Regulatory Communications.  Ionis will provide Roche with copies of documents and communications submitted to and received from Regulatory Authorities that materially impact the Development or Commercialization of a Product for Roche’s review and comment, and Ionis will consider in good faith including any comments provided by Roche to such documents and communications.

ARTICLE 4.
COLLABORATION GOVERNANCE; MANUFACTURING AND COSTS

4.1.	Collaboration Governance.

4.1.1.
Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (“JSC”) to govern the activities under the Development Plan. The JSC will consist of three (3) representatives appointed by Ionis and three (3) representatives appointed by Roche. Each Party’s JSC representatives will be senior personnel empowered by such Party to make decisions related to clinical development and regulatory strategy, and at least one of each Party’s members will have operational responsibility for such Party’s respective activities under the Development Plan. Each Party will be responsible for the costs and expenses of its own employees or consultants attending JSC meetings.  The JSC will meet at least twice each Calendar Year but not more that four (4) times per Calendar Year. Ionis will have the right, but not the obligation, to participate in the JSC after Option exercise.  If Ionis chooses not to participate, then Roche can dissolve the JSC.

(a)
Role of the JSC. Without limiting any of the foregoing, subject to Section 4.1.1(b), the JSC will perform the following functions, some or all of which may be addressed directly at any given JSC meeting:

(i)
Review and approve updates to the Development Plan with respect to the Proposed Phase 2 Trials as well as with respect to any Phase 2 Trial undertaken per Section 3.1.3 (including any material changes) as contemplated under Section 3.1;

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(ii)
Review and approve regulatory filings regarding the Clinical Studies under the Development Plan with respect to the Proposed Phase 2 Trials as well as with respect to any Phase 2 Trial undertaken per Section 3.1.3 in accordance with Section 3.2;

(iii)
Oversee the operation of any JDC regarding the Clinical Studies under the Development Plan with respect to the Proposed Phase 2 Trials as well as with respect to any Phase 2 Trial undertaken per Section 3.1.3;

(iv)	Attempt to informally resolve any disputes that may arise between the Parties regarding the Proposed Phase 2 Trials as well as any Phase 2 Trial undertaken per Section 3.1.3; and

(v)	Such other review, approval and advisory responsibilities as may be assigned to the JSC by the Parties pursuant to this Agreement.

(b)	Decision Making.

(i)
Committee Decision Making. Decisions by the JSC will be made by unanimous consent with each Party’s representatives having, collectively, one vote. At any given meeting of the JSC, a quorum will be deemed reached if a voting representative of each Party is present or participating in such meeting. No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting. Unless otherwise specified in this Agreement, no action will be taken with respect to a matter for which the JSC has not reached unanimous consensus.

(ii)
Implementation. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the JSC regarding the conduct of the activities under the Development Plan. The JSC will endeavor in good faith to reach consensus on all decisions, however, if the JSC cannot unanimously agree on a matter to be decided by it within fifteen (15) Business Days, then the matter may be referred to the Executives for resolution as set forth in Section 15.1.1. If the Executives cannot reach agreement, then (i) before Option exercise, Ionis will have the final decision-making authority regarding the performance of activities under the Development Plan and whether to accept and how to implement the JSC’s recommendations with respect thereto, and (ii) after Option exercise, Roche will have the final decision-making authority regarding the performance of activities under the Development Plan and whether to accept and how to implement the JSC’s recommendations with respect thereto, except with respect to decisions regarding operational aspects of a Phase 2 Trial conducted by Ionis that has not yet Completed, which will be within Ionis’ final decision-making authority. In exercising its final decision-making authority under this Section 4.1.1(b)(ii), a Party will not increase the other Party’s costs or obligations under the Development Plan without such Party’s consent. Except as otherwise expressly stated in this Agreement, the JSC will have no decision-making authority and will act as a forum for sharing information about the activities conducted by the Parties hereunder and as an advisory body, in each case only on the matters described in, and to the extent set forth in, this Agreement.

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4.1.2.
Joint Development Committees.  Prior to the Initiation of the Phase 2 GA Trial and the Phase 2 [***] Trial, as applicable, the Parties will establish a joint development committee (“JDC”) for the Phase 2 GA Trial and a separate JDC for the Phase 2 [***] Trial.  Thereafter, if the Parties agree that Ionis will conduct any other Phase 2 Trial under the Development Plan, within thirty (30) days after such agreement, the Parties will establish a separate JDC for such Phase 2 Trial.  Each JDC will consist of an equal number of representatives appointed by Ionis and Roche.  Each Party will be responsible for the costs and expenses of its own employees or consultants attending JDC meetings.  Ionis will have the right, but not the obligation, to participate in each JDC after Option exercise.  If Ionis chooses not to participate, then Roche can dissolve the JDC. Each JDC will be dissolved as soon as reasonably possible after the Completion of the applicable ongoing Phase 2 Trial over which such JDC has oversight.

(a)
Role of the JDCs.  Without limiting any of the foregoing, subject to Section 4.1.2(b), the applicable JDC will perform the following functions, some or all of which may be addressed directly at any given JDC meeting:

(i)	oversee the Parties’ activities regarding the applicable Phase 2 Trial under the Development Plan;

(ii)	oversee the formation and operation of any subcommittee of the JDC regarding the applicable Phase 2 Trial under the Development Plan;

(iii)
with respect to the JDC for the Phase 2 [***] Trial (or the JDC for any subsequent Phase 2 Trial that the Parties agree Ionis will conduct), discuss and agree upon the proposed design and protocol(s) for the Phase 2 [***] Trial (or other Phase 2 Trial, if applicable) under the Development Plan and present such documents to the JSC for final approval; and

(iv)	such other review and advisory responsibilities as may be assigned to the applicable JDC by the Parties pursuant to this Agreement.

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(b)
Decision Making.  Decisions by the applicable JDC will be made by unanimous consent with each Party’s representatives having, collectively, one vote.  At any given meeting of the applicable JDC, a quorum will be deemed reached if a voting representative of each Party is present or participating in such meeting.  No action taken at any meeting of the applicable JDC will be effective unless there is a quorum at such meeting.  Unless otherwise specified in this Agreement, no action will be taken with respect to a matter for which the applicable JDC has not reached unanimous consensus.  Each JDC will endeavor in good faith to reach consensus on all decisions over which it has oversight, however, if a JDC cannot unanimously agree on a matter to be decided by it within fifteen (15) Business Days, then the matter will be referred to the JSC for resolution in accordance with Section 4.1.1(b).

4.2.
Alliance Managers. Each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Alliance Manager will be responsible for supporting the JSC and each JDC, and performing the activities listed in Schedule 4.2.

4.3.	Records and Quality; Inspections; Materials Transfer.

4.3.1.
Records. Each Party will maintain records consistent with its own practice of all Development and Commercial activities such Party performs under this Agreement and all results, data, inventions and developments made in the performance of such work. Such records will be in sufficient detail and in good scientific manner appropriate for compliance reporting, effective auditing, patent and regulatory purposes. Upon prior written notice, a Party will provide the other Party with copies of all requested records, to the extent reasonably required for the performance of a Party’s rights and obligations under this Agreement.

4.3.2.
Materials Transfer. To facilitate the activities under this Agreement, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the activities to be performed under this Agreement. Unless agreed otherwise between the Parties, all such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party. Except as expressly set forth herein, SUCH MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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4.4.	Manufacturing and Supply. Unless otherwise expressly agreed by the JSC:

4.4.1.
Supplies for Activities Before Option Exercise.  Ionis is solely responsible for the manufacture and supply of API and Finished Drug Product to support the activities under the Development Plan through Completion of the Proposed Phase 2 Trials, including any costs associated with such manufacture and supply.

4.4.2.
Supplies for Activities After Option Exercise.  After Option exercise, Ionis will deliver to Roche, if Roche desires, any inventory of cGMP and non-cGMP API, cGMP and non-cGMP Finished Drug Product, and cGMP and non-cGMP packaged clinical trial material containing IONIS-FB-LRx in Ionis’ possession and that is not necessary to complete any then ongoing Phase 2 Trials being conducted by Ionis under the Development Plan [***] as set forth in Schedule 4.4.2.  After Option exercise, Roche is responsible for the manufacture and supply of API and Finished Drug Product to support the activities under the Development Plan (except for any then-ongoing additional Phase 2 Trial being conducted by Ionis and any then-ongoing Proposed Phase 2 Trials) and to Commercialize Product, including any costs associated with such manufacture and supply, and Ionis will, at Roche’s election either (i) assign to Roche contracts Ionis has with Third Party manufacturers for the manufacture of such API or Finished Drug Product and will use commercially reasonable efforts to support Roche in qualifying such Third Party manufacturers, or (ii) transfer to Roche the Ionis Manufacturing and Analytical Know-How in accordance with Section 7.2.2, subject to Section 7.2.3.  If, prior to Option exercise, Roche elects to perform preliminary chemistry, manufacturing and controls work to evaluate the feasibility of manufacturing the Product or to determine whether to pursue either of the foregoing options specified in this Section 4.4.2, Ionis will cooperate in good faith with Roche and will provide the materials and information requested by Roche necessary to such evaluation. Each Party shall bear its own costs for such activities pursuant to the preceeding sentence.

4.5.
Subcontracting.  Each Party may engage Third Party subcontractors to perform certain of its obligations under this Agreement.  Any subcontractor engaged to perform a Party’s obligations under this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity and will execute such Party’s standard nondisclosure agreement.  Any Party engaging a subcontractor hereunder will remain responsible for such activities.

4.6.
Applicable Laws.  Each Party will perform its activities pursuant to this Agreement in compliance with Applicable Law, including good laboratory and clinical practices and cGMP, in each case as applicable in the country, state, province, territory, and locale wherein such activities are conducted.

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ARTICLE 5.
EXCLUSIVITY COVENANTS

5.1.	Exclusivity Covenants. Each Party agrees that, except in the performance of its obligations or exercise of its rights under this Agreement, and except as set forth in Section 5.1.3:

5.1.1.
Before Option Exercise.  Before Option exercise, Ionis will work exclusively within the collaboration described in the Agreement to conduct all discovery, research, development, manufacture or commercialization of an ASO that is designed to bind to the RNA that encodes Factor B in the Field.

5.1.2.	After Option Exercise.

(a)
After Option exercise, if Roche is Developing or Commercializing at least one Product under this Agreement, neither Ionis nor Roche independently or for or with any of their respective Affiliates or any Third Party (including the grant of any license to any Third Party) will sell an ASO approved by a Regulatory Authority for marketing and sale that is designed to bind to the RNA that encodes Factor B in the Field  until the Full Royalty Period ends in the first Major Market. After the end of the Full Royalty Period in the first Major Market, the exclusivity covenants set forth in this Section 5.1.2(a) will continue on a country-by-country basis in each country where the Full Royalty Period still applies [***].

(b)	The exclusivity covenants of Section 5.1.2(a) will not apply to [***] or [***], provided that Roche [***], or otherwise [***].

5.1.3.	Limitations and Exceptions to Ionis’ and Roche’s Exclusivity Covenants. Notwithstanding anything to the contrary in Section 5.1, the Parties and their Affiliates may perform the following activities:

(a)	all activities permitted or contemplated under this Agreement; and

(b)	with regard to Ionis and its Affiliates:

(i)	any activities pursuant to the Prior Agreement;

(ii)	the granting of, or performance of obligations under, Permitted Licenses.

5.2.
Effect of Exclusivity on Indications. Ionis and Roche are subject to certain exclusivity covenants under Section 5.1; however, the Parties acknowledge and agree that each Party (on its own or with a Third Party, or an Affiliate) may pursue products for the same Indication as a Product so long as such product is not an ASO designed to bind to the RNA that encodes Factor B.

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ARTICLE 6.
EXCLUSIVE OPTION

6.1.
Option and Option Deadline.  Ionis hereby grants Roche an exclusive option to obtain the license set forth in Section 7.1.1 (the “Option”).  To obtain the license set forth in Section 7.1.1, Roche must exercise the Option by the [***] following Roche’s receipt of the Phase 2 Trial Data Package from Ionis (the “Option Deadline”).  If, however, the Phase 2 GA Trial [***] and Roche is conducting the Phase 2b [***] Trial under Section 3.1.3(c) or Ionis is conducting an additional Phase 2 Trial or any additional earlier stage Clinical Study for the Product under Section 3.1.3(a), then the Option Deadline will be extended until [***] after the Completion of the Phase 2b [***] Trial.

6.2.
Option Exercise; Option Expiration.  During the Option Period, if, by the Option Deadline, Roche (i) notifies Ionis in writing that it is exercising the Option (“Option Exercise Notification”), and (ii) within [***] after the latest of (x) the Option Exercise Notification, (y) Roche’s receipt of an invoice from Ionis, and (z) expiration or termination of any applicable waiting period under the HSR Act or any other similar Applicable Law, Roche timely pays Ionis the license fee set forth in Section 9.3, Ionis will, and hereby does, grant Roche the license set forth in Section 7.1.1.  Prior to the Option Deadline, Roche will have the full opportunity to conduct due diligence to evaluate whether to exercise the Option and Ionis will cooperate with Roche and ensure that all necessary data and information, including clinical and manufacturing data and any available [***] analysis, are provided to Roche.  If, by the Option Deadline, Roche has not provided Ionis the Option Exercise Notification, and within [***] after the latest of (1) providing the Option Exercise Notification, (2) receiving an invoice from Ionis for the license fee set forth in Section 9.3, and (3) expiration or termination of any applicable waiting period under the HSR Act or any other similar Applicable Law, has not paid Ionis the license fee set forth in Section 9.3, then Roche’s Option will expire.  If Roche’s Option expires, then Section 13.4.1 and Section 13.4.2 will apply.

6.3.
HSR.  Each Party will (i) cooperate with the other Party in the preparation, execution and filing of all documents that may be required pursuant to the HSR Act or any other Applicable Law, and (ii) observe all applicable waiting periods before consummating the Option exercise as set forth in Section 6.2.  Each Party will bear its own costs (including counsel or other expert fees) with respect to preparing, executing and filing such documents.  Subject to the terms and conditions of this Agreement, each Party will use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to consummate the exercise of the Option contemplated by Section 6.2 of this Agreement, should Roche choose to exercise the Option.  Notwithstanding anything to the contrary contained in this Agreement, Roche will have the sole and exclusive right to determine, at its discretion but without any obligation whatsoever, whether it will have any obligation to take any actions in connection with, or agree to, any demands for the license, sale divestiture or disposition of assets of Roche or its Affiliates or Ionis, asserted by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Regulatory Authority in connection with antitrust matters or international competition laws, or to defend through litigation any proceeding commenced by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other governmental authority in connection with the foregoing matters.

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ARTICLE 7.
LICENSE GRANTS

7.1.	License Grants; Sublicense Rights.

7.1.1.
Development and Commercialization License Grant to Roche. Subject to the terms of this Agreement, effective upon Roche’s exercise of the Option in accordance with this Agreement, Ionis grants to Roche a worldwide, exclusive, royalty-bearing, sublicensable (in accordance with Section 7.1.4 below) license under the Licensed Intellectual Property to Develop, Manufacture, have Manufactured (in accordance with Section 7.1.4 below), use, and Commercialize Products in the Field.

7.1.2.	Cross Licenses under Collaboration Intellectual Property.

(a)
Enabling Patent License from Roche to Ionis. Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 5.1 and without limiting the license granted to Roche under Section 7.1.1), Roche hereby grants Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any Roche Collaboration Intellectual Property (excluding any Product-Specific Patents) to research, develop, manufacture, have manufactured and commercialize products that include an ASO as an active pharmaceutical ingredient (other than a Product that is being Developed or Commercialized by Roche, its Affiliates or Sublicensees under this Agreement or the HTT Research, Development, Option and License Agreement among the Parties dated April 8, 2013).

(b)
Enabling Patent License from Ionis to Roche. Subject to the terms and conditions of this Agreement (including Roche’s exclusivity covenants under Section 5.1 and without limiting the license granted to Roche under Section 7.1.1), Ionis hereby grants Roche a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any Ionis Collaboration Intellectual Property (excluding any Ionis Product-Specific Patents) to research, develop, manufacture, have manufactured and commercialize products that do not include an ASO as an active pharmaceutical ingredient.

7.1.3.
Amendment to the Existing Diagnostic Agreement.  After Option exercise, Ionis and Roche will execute an amendment to the Existing Diagnostic Agreement on terms mutually agreed by Roche and Ionis, which amendment will include granting Roche a non-exclusive, sublicensable, worldwide license, with the right to sublicense (through multiple tiers) under Patent Rights and/or Know-How Controlled by Ionis necessary or useful to research, develop , manufacture, have manufactured, and commercialize Factor B diagnostic products (including diagnostic products and/or services to select patients who will use Products).

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7.1.4.	Sublicense Rights.

(a)	Subject to the terms of this Agreement, Roche will have the right to grant sublicenses under any license granted under Section 7.1.1 above:

(i)
under Ionis’ interest in Jointly Owned Collaboration IP to the extent it is exclusively licensed to Roche under this Agreement, the Ionis Core Technology Patents, Ionis Product-Specific Patents, Ionis Collaboration Patents, Ionis Collaboration Know-How, and Ionis Know-How to an Affiliate of Roche or a Third Party; and

(ii)	under the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How solely to (y) an Affiliate of Roche or (z) a [***] (each, a “Licensed CMO”).

(b)
Requests to Grant Sublicenses to CMOs. If Roche provides Ionis with a written request that Ionis grant a license under the Ionis Manufacturing and Analytical Patents and Ionis Manufacturing and Analytical Know-How to a CMO designated by Roche that is not a Licensed CMO, solely for such CMO to manufacture Products for Roche, its Affiliate or Sublicensee in a manufacturing facility owned or operated by such CMO, [***].

(c)
Enforcing Sublicenses. Each sublicense by Roche under this Agreement will be subject to, and consistent with, the terms of this Agreement.  Roche will be responsible to ensure compliance by its Sublicensees with the terms and conditions of this Agreement. If Ionis reasonably believes a Roche Sublicensee may be violating the terms of this Agreement, then, within thirty (30) days after Ionis delivers a written request to Roche, Roche will provide Ionis a full and complete copy of the sublicense Roche entered with such Sublicensee.

(d)
Effect of Termination on Sublicenses. If this Agreement terminates for any reason, any Sublicensee granted a sublicense by Roche to Develop or Commercialize Products will, from the effective date of such termination, automatically become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Roche; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Roche, and (iii) such Sublicensee agrees to pay directly to Ionis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Roche. Roche agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Ionis and if requested, the Sublicensee.

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7.1.5.
No Implied Licenses. All rights in and to Licensed Intellectual Property not expressly licensed to Roche under this Agreement are hereby retained by Ionis or its Affiliates. All rights in and to Roche Intellectual Property not expressly licensed or assigned to Ionis under this Agreement, are hereby retained by Roche or its Affiliates. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.

7.1.6.
License Conditions; Limitations. Subject to Section 9.10, any license granted under Section 7.1.1 and the sublicense rights under Section 7.1.4 is subject to and limited by (i) the Permitted Licenses, (ii) the Prior Agreement, and (iii), if any, the Additional Ionis In-License Agreements, in each case to the extent the provisions of such obligations or agreements are specifically disclosed to Roche in writing (or via electronic data room).

7.1.7.
Trademarks for Products. After Option exercise, Roche is solely responsible for all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on or in connection with Products licensed under Section 7.1.1.

7.2.	Technology Transfer after Option Exercise. After Option exercise pursuant to a technology transfer plan to be mutually agreed by Ionis and Roche, and subject to Section 7.2.3, Ionis will:

7.2.1.
Licensed Know-How – Generally. Deliver to Roche copies of Licensed Know-How (other than the Ionis Manufacturing and Analytical Know-How) in the Field in Ionis’ possession not previously provided hereunder, for use solely in accordance with the license granted under Section 7.1.1 to Roche, together with all regulatory documentation (including drafts) related to any Phase 2 Trial Completed as of Option exercise. Following Option exercise, the Parties will promptly agree on a plan to transfer to Roche (i) all regulatory documentation (including drafts) related to any Phase 2 Trial in progress as of Option exercise following the Completion of such Phase 2 Trial and (ii) any other regulatory documentation regarding the Product in Ionis’ possession not previously provided to Roche.  To assist with the transfer of such Licensed Know-How, Ionis will make its personnel reasonably available to Roche during normal business hours to transfer such Licensed Know-How under this Section 7.2.1.

7.2.2.
Ionis Manufacturing and Analytical Know-How. Deliver, at Roche’s election, to one of either (i) Roche or (ii) a Licensed CMO solely to Manufacture API and Finished Drug Product on Roche’s behalf, copies of the Ionis Manufacturing and Analytical Know-How relating to Products in Ionis’ possession not previously provided hereunder, which is necessary for the exercise by Roche, its Affiliates or a Third Party of the Manufacturing rights granted under Section 7.1.1.

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7.2.3.
Technology Transfer Costs. Perform the technology transfer activities under this Section 7.2 for up to [***] FTE hours (free of charge to Roche) of Ionis’ time. Thereafter, if requested by Roche, Ionis will provide Roche with a reasonable level of assistance in connection with such transfer, which Roche will reimburse Ionis for Ionis’ time incurred in providing such assistance at Ionis’ then-current FTE rate, and any of Ionis’ reasonable travel expenses for travel requested by Roche, and any outside consultants’ costs and consultants’ reasonable travel expenses incurred by Ionis agreed in advance by Roche.

ARTICLE 8.
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

8.1.
Roche Diligence.  After Option exercise, subject to the terms of this Agreement, Roche is solely responsible for all Development, Manufacturing and Commercialization activities, and for all costs and expenses associated therewith, with respect to the Development, Manufacture and Commercialization of the Products, except with respect to any Phase 2 Trial being conducted by Ionis under the Development Plan that has not yet Completed by the time of Option exercise, which will remain the responsibility of Ionis until such Phase 2 Trial has Completed.  Roche will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Products, including to meet the timelines and milestones set forth in the Development Plan, the IDCP and the Specific Performance Milestone Events.

8.1.1.
Replacement of Development Plan with the IDCP.  Prior to Initiation of the first Registration-Directed Trial for a given Product, Roche will prepare a global integrated development and commercialization plan (“IDCP”) outlining key aspects for Developing such Product through Approval of at least one (1) Indication, and Roche’s worldwide strategy to launch and Commercialize such Product.  The IDCP will incorporate and replace the Development Plan and will take the form of, and contain information consistent with, Roche’s Development and Commercialization plans for its similar products at similar stages of development or commercialization, including Product Sales forecasts.  Once Roche has prepared such plan, Roche will update the IDCP consistent with Roche’s standard practice and provide such updates to Ionis at least Annually.

8.1.2.
Registration-Directed Trials. The Registration-Directed Trials will be designed in accordance with the Registration-Directed Trial designs set forth in the applicable IDCP.  Roche will keep Ionis informed of the progress and status of each Registration-Directed Trial.  Roche will notify Ionis in writing promptly after Roche completes each Registration-Directed Trial under the applicable IDCP.  Once the data generated under the statistical analysis plan for a Registration-Directed Trial is available to Roche, Roche will provide promptly such data to Ionis.

8.1.3.
Investigator’s Brochure.  After Option exercise, in addition to the IDCP, Roche will keep Ionis reasonably informed with respect to the status, activities and progress of Development of Products by providing updated versions of the investigator’s brochure to Ionis Annually and upon any substantive change to the safety or risk of the Products.

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8.1.4.
Participation in Regulatory Meetings.  Each Party will provide the other Party with as much advance written notice as practicable of any meetings such Party has or plans to have with a Regulatory Authority regarding pre-approval or Approval matters for a Product and will allow the other Party (at such other Party’s own expense) to participate in any such meetings as an observer. After Option exercise and upon transfer of the IND for IONIS-FB-LRx to Roche, Roche will lead all interactions with Regulatory Authorities regarding IONIS-FB-LRx and Products.

8.1.5.
Regulatory Communications.  Each Party will provide the other Party with copies of documents and communications submitted to and received from Regulatory Authorities that materially impact the Development or Commercialization of Products for the other Party’s review and comment, and the submitting Party will consider in good faith including any comments provided by the reviewing Party to such documents and communications.

8.1.6.
Participation in Roche Clinical Development Team Meetings.  [***], Roche will permit Ionis to participate in Roche’s key clinical development team meetings for Products (i.e., meetings that are likely to have a material impact on the Development of the Product(s) (each such meeting, a “Key Meeting”), at Ionis’ reasonable request.  Ionis’ and Roche’s respective designated clinical leaders will work together to come up with a schedule of such Key Meetings, giving Ionis as much advance written notice as practicable so that Ionis may, at Ionis’ expense, plan for its participation in such meetings.

8.1.7.
Class Generic Claims.  If Roche intends to make any claims in a Product label or regulatory filing that are class generic to ASOs or Ionis’ chemistry platform(s), Roche will provide such claims and regulatory filings to Ionis in advance and will consider in good faith any proposals and comments made by Ionis.

8.2.	IND; Global Safety Database.

8.2.1.
Transfer of the IONIS-FB-LRx IND to Roche; Global Safety Database Responsibilities. Until the Completion of the Proposed Phase 2 Trials and any other Phase 2 Trial conducted by Ionis under the Development Plan, Ionis will be the holder of the IND for IONIS-FB-LRx. After Option exercise and upon Completion of the Proposed Phase 2 Trials and any other Phase 2 Trial conducted by Ionis under the Development Plan, Ionis will transfer promptly the IND to Roche. Upon transfer of the IND to Roche and assumption by Roche of regulatory responsibilities under the IND, Roche will assume responsibility for the global safety database related to IONIS-FB-LRx and Roche will be solely responsible for reporting to Regulatory Authorities in accordance with the Applicable Law for expeditable adverse events and for periodic safety reporting relating to the safety of IONIS-FB-LRx and will furnish copies of such reports to Ionis.

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8.2.2.	Ionis’ Antisense Safety Database.

(a)
Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during non-clinical and clinical development and commercialization (the “Ionis Internal ASO Safety Database”). The Ionis Internal ASO Safety Database is an internal database owned and maintained by Ionis to maximize Ionis’ and its partners’ understanding of Ionis’ compounds, and it is separate from, and not a substitute for, the global safety database for which Roche will be responsible under Section 8.2.1 above. To maximize understanding of the safety profile and pharmacokinetics of Ionis compounds, after Option exercise, Roche will cooperate in connection with populating the Ionis Internal ASO Safety Database. To the extent collected by Roche and in the form in which Roche uses/stores such information for its own purposes, Roche will make available to Ionis information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to Products as soon as practicable following the date such information is available to Roche (but Roche will make such information available to Ionis starting no later than thirty (30) days after Roche’s receipt of such information). In connection with any reported serious adverse event for a Product, Roche will provide Ionis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to Products, Roche will make available to Ionis copies of Annual safety updates filed with each IND and the safety sections of any final Clinical Study reports within thirty (30) days following the date such information is filed or is available to Roche, as applicable. Furthermore, Roche will promptly make available to Ionis any supporting data and answer any follow-up questions reasonably requested by Ionis. All such information disclosed by Roche to Ionis will be Roche Confidential Information; provided, however, that Ionis may disclose any such Roche Confidential Information to (i) Ionis’ other partners pursuant to Section 8.2.2(b) below if such information is regarding class generic properties of ASOs, or (ii) any Third Party, in each case, so long as Ionis does not disclose the identity of a Product or Roche. Roche will contact Ionis’ Chief Medical Officer at Ionis Pharmaceuticals, Inc., 2855 Gazelle Court, Carlsbad, California 92010 (or at such other address/contact designated in writing by Ionis) for matters related to the Ionis Internal ASO Safety Database. Roche will also cause its Affiliates and Sublicensees to comply with this Section 8.2.2(a).

(b)
Ionis utilizes the information in the Ionis Internal ASO Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of ASOs, including with respect to safety. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly inform Roche of such issues and, if requested, provide the data supporting Ionis’ conclusions.

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ARTICLE 9.
FINANCIAL PROVISIONS

9.1.
Option Fee.  In partial consideration for Roche’s Option hereunder, within ten (10) days following the Effective Date and receipt by Roche of an invoice from Ionis, Roche will pay Ionis an option fee of seventy-five million dollars (US$75,000,000).

9.2.
Pre-Option Development Milestone.  In partial consideration for Roche’s Option hereunder, Roche will pay Ionis a pre-option development milestone of [***] (the “Pre-Option Development Milestone Payment”), which will be payable within [***] days after Roche receives from Ionis written notice that [***] (the “Pre-Option Development Milestone Event”) and receipt by Roche of an invoice in such amount from Ionis.

9.3.	License Fee. Pursuant to Section 6.2, subsequent to Roche’s Option Exercise Notification, Roche will pay to Ionis a license fee of [***] within the timelines set forth in Section 6.2.

9.4.
Milestone Payments for Achievement of Post-Licensing Milestone Events. As further consideration for the licenses granted herein, Roche will pay to Ionis the applicable one-time milestone payments set forth in Table 1 below (each, a “Post-Licensing Milestone Payment”) when the corresponding milestone event listed in Table 1 (each, a “Post-Licensing Milestone Event”) is first achieved by a Product for the specified Indication:

Table 1
Post-Licensing Milestone Event	Post-Licensing Milestone Payment – Non-Rare Disease Indication	Post-Licensing Milestone Payment – Second Indication
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Total Post-Licensing Milestone Payments	[***]	[***]

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9.5.
Milestone Payments for First Achievement of Sales Milestone Event. Roche will pay Ionis the applicable one-time milestone payments set forth in Table 2 below (each, a “Sales Milestone Payment”) after the first achievement of the corresponding event listed in Table 2 (each, a “Sales Milestone Event”), by or on behalf of Roche or its Affiliates or Sublicensees.

Table 2
Sales Milestone Event	Sales Milestone Payment
[***] in worldwide Annual Net Sales of a Product	[***]
[***] in worldwide Annual Net Sales of a Product	[***]
[***] in worldwide Annual Net Sales of a Product	[***]
Total Sales Milestone Payments	[***]

9.6.	Limitations on Milestone Payments; Exceptions; Notice.

9.6.1.
Each milestone payment set forth in Table 1 and Table 2 above will be paid only once upon the first achievement of the applicable Milestone Event, regardless of the number of Products subsequently achieving such Milestone Event or the number of times a given Product reaches such Milestone Event.

9.6.2.
If a particular Post-Licensing Milestone Event is not achieved because regulatory activities transpired such that achievement of such earlier Post-Licensing Milestone Event was unnecessary or did not otherwise occur, then upon achievement of a later Post-Licensing Milestone Event the Post-Licensing Milestone Payment applicable to such earlier Post-Licensing Milestone Event will also be due.  For example, if Roche proceeds directly to [***] without achieving the [***], then upon achieving the [***] Milestone Event, both the [***] and [***] Post-Licensing Milestone Payments will be due. For clarity, [***] or [***] in one region does not trigger milestone payments in other regions.

9.6.3.
If a particular Milestone Event is achieved contemporaneously with or in connection with another Milestone Event, then both Milestone Events will be deemed achieved and the milestone payments for both Milestone Events will be due.

9.6.4.
Each time a Milestone Event is achieved under Section 9.4 or Section 9.5, Roche will send to Ionis a written notice thereof promptly (but no later than ten (10) Business Days) following the date of achievement of such Milestone Event and such payment will be due within thirty (30) days after the date such Milestone Event was achieved and receipt of an invoice by Roche from Ionis.

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9.7.	Royalty Payments to Ionis.

9.7.1.
Roche Full Royalty. As partial consideration for the rights granted to Roche hereunder, subject to the provisions of this Section 9.7.1 and Section 9.7.2, Roche will pay to Ionis royalties on worldwide Annual Net Sales of Products sold by Roche, its Affiliates or Sublicensees, on a country-by-country and Product-by-Product basis, in each case in the amounts as follows in Table 3 below (the “Roche Full Royalty”):

Table 3
Royalty Tier	Worldwide Annual Net Sales of Products	Royalty Rate
1	For the portion of worldwide Annual Net Sales < US$[***]	[***]%
2	For the portion of worldwide Annual Net Sales > US$[***] but < US$[***]	[***]%
3	For the portion of worldwide Annual Net Sales > US$[***] but < US$[***]	[***]%
4	For the portion of worldwide Annual Net Sales > US$[***]	[***]%

(a)	For purposes of Table 3, Worldwide Annual Net Sales for a particular Product will be calculated by [***].

(b)
Roche will pay Ionis royalties on Net Sales of Products arising from named patient and other similar programs under Applicable Laws, and Roche will provide reports and payments to Ionis consistent with Section 9.11. No royalties are due on Net Sales of Products arising from compassionate use and other programs providing for the delivery of Product at no cost. The sales of Products arising from named patient, compassionate use or other similar programs will not be considered a First Commercial Sale for purposes of determining the Full Royalty Period.

9.7.2.	Application of Royalty Rates. All royalties set forth under Section 9.7.1 are subject to the provisions of this Section 9.7.2, and are payable as follows:

(a)
Full Royalty Period. Roche’s obligation to pay Ionis the Roche Full Royalty above with respect to a Product will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the latest of (i) the date of expiration of the last Valid Claim within the Licensed Patents Covering such Product in the country in which such Product is used or sold, (ii) the date of expiration of the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), or (iii) the [***] anniversary of the First Commercial Sale of such Product in such country unless a [***] in such country, at which time in lieu of paying the Roche Full Royalty, Roche will pay Ionis the Roche Reduced Royalty for such Product in such country in accordance with Section 9.7.2(b) (such royalty period, the “Full Royalty Period”).  For clarity, (X) Licensed Patents that are Jointly-Owned Collaboration Patents, and (Y) Roche Collaboration Patents, will count toward the calculation of the Full Royalty Period in a particular country if the use or sale of a Product by an unauthorized Third Party in such country would infringe a Valid Claim of such Jointly-Owned Collaboration Patent or Roche Collaboration Patent.

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(b)
Reduced Royalty Period. Subject to Section 9.7.2(c), on a country-by-country and Product-by-Product basis, after the expiration of the Full Royalty Period in a country and until the end of the Reduced Royalty Period, in lieu of the royalty rates set forth in Table 3 of Section 9.7.1, Roche will pay Ionis royalty rates (the “Roche Reduced Royalty”) on Net Sales of Products in such country calculated on a Calendar Quarter-by-Calendar Quarter basis by [***]; provided, however, that the Roche Reduced Royalty rate in each country will in no event exceed the Reference Rate applicable under this Section 9.7. For example, if peak Calendar Year Net Sales of Products during the Full Royalty Period were US$[***] and royalties paid for that same Calendar Year were US$[***] resulting in a [***], and if [***] and the [***], the applicable [***] in such country would be [***]. Similarly, if the [***], then the applicable [***] in such country would be [***].

Notwithstanding anything to the contrary in this subsection (b), if, during the Reduced Royalty Period for a Product, Ionis (on its own or with a Third Party) following marketing approval sells an ASO designed to bind to the RNA that encodes Factor B in the Field, then such Reduced Royalty Period will end and Roche’s worldwide license under Section 7.1.1 solely with respect to such Product will become fully paid-up and royalty-free.

(c)	Limitation on Aggregate Reduction for Roche Royalties.

(i)
In no event will the royalty reductions under Section 9.7.2(b) reduce the royalties payable to Ionis on Net Sales of the applicable Product in any given period to an amount that is less than the [***].

(ii)
In no event will the aggregate royalty offsets under Section 9.10.3(b) reduce the royalties payable to Ionis on Net Sales of a Product in the applicable country in any given period to an amount that is less than the greater of (i) [***], and (ii) [***] for such Product in such country in such period.

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(d)
End of Royalty Obligation. On a country-by-country basis, other than [***], Roche’s obligation to make royalty payments hereunder in such country will end on the expiration of the Reduced Royalty Period in such country. “Reduced Royalty Period” means, on a country by country basis, the period commencing upon the expiration of the [***] in such country and ending when the [***] is (i) with respect to Net Sales of Products in Major Markets, [***], and (ii) [***].

(e)	Royalty Examples. Schedule 9.7.2(e) attached hereto contains examples of how royalties will be calculated under this Section 9.7.

(f)
Allocation of Net Sales. If, by reason of one or more royalty rate adjustments under this Section 9.7.2, different royalty rates apply to Net Sales of Products from different countries, Roche will [***] such Net Sales [***]. Schedule 9.7.2(f) attached hereto contains examples of how Net Sales of Products from different countries at different royalty rates will be [***].

9.8.
Apportionment of Compulsory Sublicensee Consideration. At such time as Roche or any of its Affiliates or Sublicensees enters into a sublicense with a Compulsory Sublicensee, the Parties will discuss and mutually agree upon an adjustment of the royalty due to Ionis under Section 9.7 of this Agreement with respect to sales of Products by such Compulsory Sublicensee, with such adjustment calculated based on a [***].

9.9.
Reverse Royalty Payments to Roche for Discontinued Products. If Ionis or any of its Affiliates or Sublicensees Commercializes a Discontinued Product for which Roche has paid Ionis the license fee under Section 9.3, then following the First Commercial Sale of such Discontinued Product by Ionis or its Affiliates or Sublicensees, Ionis will pay Roche a royalty of [***] of Annual worldwide net sales of such Discontinued Product (“Ionis Product Reverse Royalties”). Ionis will pay Roche such Ionis Product Reverse Royalties in accordance with the provisions governing payment of royalties from Roche to Ionis in Sections 9.7.2, 9.10, 9.11, 9.12, 9.13, and 9.14 (mutatis mutandis); provided, however, that Ionis’ obligation to pay Roche Ionis Product Reverse Royalties will expire once Ionis has paid Roche an amount equal to [***] for such Discontinued Product under Section 9.4.

9.10.	Third Party Payment Obligations.

9.10.1.	In-License Agreements.

(a)
Ionis’ In-License Agreements between the Effective Date and the Time of Option Exercise.  Before Ionis enters into an in-license agreement with a Third Party that would impact the Developing, Manufacturing and/or Commercializing of a Product, Ionis will consult with Roche and discuss the terms and conditions of such license and seek Roche’s permission to enter into such license, which will not be unreasonably denied, conditioned or delayed. Before Roche exercises the Option, Ionis will provide to Roche a final list of all agreements entered into after the Effective Date by Ionis with Third Party licensors or sellers under which Ionis licensed or acquired any Licensed Intellectual Property to be licensed to Roche under Section 7.1.1 (“Additional Ionis In-License Agreements”).  Any payment obligations arising under any Additional Ionis In-License Agreements as they apply to Products that:

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(i)	accrue before Option exercise will be paid by [***] as [***]; and

(ii)	accrue after Option exercise will be paid by [***] to [***] as [***], in which case Section 9.10.3 will apply.

(b)
Roche’s Existing In-License Agreements. Roche will be solely responsible for any Third Party Obligations that become payable by Roche to Third Parties under any agreements or arrangements Roche has with such Third Parties as of the Effective Date, based on the Development or Commercialization of a Product by Roche, its Affiliate or Sublicensee under this Agreement. Any such payment obligations will be paid by [***] to such Third Parties pursuant to the applicable agreement.

9.10.2.	New In-Licensed Product-Specific Patents.

(a)
On a Product-by-Product basis, after Option exercise, Roche or Ionis, as the case may be, will provide the other Party written notice of any additional Third Party Patent Rights promptly after it has identified such Third Party Patent Rights as necessary to Develop or Commercialize a Product where such Third Party Patent Rights would be considered a Product-Specific Patent if either Party Controlled such Patent Rights (“Additional Product-Specific Patents”), and Roche will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party Controlling such Additional Product-Specific Patents. If Roche obtains any such Additional Product-Specific Patents then any financial obligations under such Third Party agreement will be paid solely by [***] to the Third Party.

(b)
If, however, Roche elects not to obtain such a license to such Additional Product-Specific Patents, Roche will so notify Ionis, and Ionis may obtain such a license to such Additional Product-Specific Patents and Ionis will include such Additional Product-Specific Patents in the license granted to Roche under Section 7.1.1 provided that Roche agrees in writing to [***].

9.10.3.	Additional Core IP In-License Agreements.

(a)
Roche will promptly provide Ionis written notice of any [***] (“Additional Core IP”) that Roche believes it has identified and Ionis will have the first right, but not the obligation, to negotiate with, and obtain a license from the Third Party Controlling such Additional Core IP. For clarity, Additional Core IP does not include any Patent Rights claiming (or intellectual property related to) [***]. If Ionis obtains such a Third Party license, Ionis will include such Additional Core IP in the license granted to Roche under Section 7.1.1, and any financial obligations under such Third Party agreement will be paid solely by [***] as [***].

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(b)
If, however, Ionis elects not to obtain such a license to such Third Party intellectual property, Ionis will so notify Roche, and Roche may obtain such a Third Party license and, subject to Section 9.7.2(c)(ii), Roche may offset an amount equal to [***] of [***] paid by Roche under such Third Party license against any [***] of this Agreement in such country for [***].

(c)
If Ionis does not agree with Roche that a license to such Third Party Patent Rights is necessary to [***], then Ionis will send written notice to such effect to Roche, and the Parties will engage a mutually agreed independent Third Party intellectual property lawyer with expertise in the patenting of ASOs, and appropriate professional credentials in the relevant jurisdiction, to determine the question of whether such Third Party intellectual property is Additional Core IP. The determination of the Third Party expert engaged under the preceding sentence will be binding on the Parties solely for purposes of determining whether Roche is permitted to [***]. The costs of any Third Party expert engaged under this Section 9.10.3(c) will be paid by the Party against whom the Third Party lawyer makes his or her determination.

9.11.	Payments.

9.11.1.
Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale, named patient sale, compassionate use sale or other similar sales for a Product is made and for each Calendar Quarter thereafter, Roche will make royalty payments to Ionis under this Agreement within [***] following the end of each such Calendar Quarter.

9.11.2.	Royalty Reporting. Each royalty payment will be accompanied by a report, summarizing in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs on a country-by-country basis;

(b)	Net Sales in Swiss Francs on a country-by-country basis;

(c)	Total worldwide Net Sales in Swiss Francs;

(d)	Exchange rate used for the conversion of Net Sales from Swiss Francs to U.S. Dollars pursuant to Section 9.11.4;

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(e)	Royalty rate pursuant to Section 9.7.1 and Section 9.7.2, as applicable; and

(f)	Total royalty payable in U.S. Dollars.

In addition, Roche will include in each report under this Section 9.11.2 information regarding any Net Sales of Products sold for named patient, compassionate use or other similar sales and any consideration received from any Compulsory Sublicensees.

9.11.3.
No Payments and Estimates. After first Approval, if no royalties or other payments from Product sales are payable in respect of a given Calendar Quarter, Roche will submit a written royalty report to Ionis so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product (or any named patient sale, compassionate use sale or other similar sales of a Product) is made and for each Calendar Quarter thereafter, within ten (10) Business Days following the end of each such Calendar Quarter, Roche will provide Ionis a [***] report estimating the total (A) Sales and Net Sales for Products projected for such Calendar Quarter, and (B) if available, the amount of any consideration payable to Roche under sublicenses with Compulsory Sublicensees.

9.11.4.
Mode of Payment. All payments under this Agreement will be (i) payable in full in U.S. Dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Ionis in writing, and (iii) irrevocable and non-refundable. Any corrections to calculations of royalty payments previously paid will be adjusted to the next royalty payment due. When calculating the Sales of a Product that occur in currencies other than U.S. Dollars, Roche will convert the amount of such sales into Swiss Francs and then into U.S. Dollars using Roche’s then current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements (currently YTD average rate as reported by Reuters).

9.11.5.
Records Retention. Commencing with the First Commercial Sale or named patient sale of a Product, Roche will keep complete and accurate records pertaining to the sale of Products for a period of [***] after the year in which such sales occurred, and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales or royalties paid by Roche hereunder.

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9.12.
Audits. After the first Approval of a Product, during the remaining Agreement Term and for a period of thirty-six (36) calendar months thereafter, at the request and expense of Ionis, Roche will permit an independent certified public accountant of internationally recognized standing appointed by Ionis, at reasonable times and upon at least sixty (60) Business Days written notice, but in no case more than once per Calendar Year, to examine such records as may be necessary for the purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding thirty-six (36) calendar months for those countries specifically requested by Ionis. No Calendar Year can be audited more than once.  Any and all records of Roche examined by such independent certified public accountant will be deemed Roche’s Confidential Information. The independent certified public accountant will share all draft reports with Roche before sharing the draft audit report with Ionis and before issuing the final document. Upon completion of the audit, the accounting firm will provide both Roche and Ionis with a written report disclosing whether the calculation of Net Sales and royalty payments made by Roche are correct and the specific details concerning any discrepancies (“Audit Report”). If any Audit Report  shows that Roche’s payments under this Agreement were less than the royalty amount that should have been paid, then Roche will make all payments required to be made by paying Ionis the difference between such amounts to eliminate any discrepancy revealed by said inspection with the next royalty payment due, with interest calculated in accordance with Section 9.14. If any Audit Report shows that Roche’s payments under this Agreement were greater than the royalty amount that should have been paid, then [***] or [***]. Ionis will pay all fees charged by such accountant pursuant to the audit, except that, if the audit determines that any additional amounts payable by Roche for an audited period exceed [***] of the amount actually paid for such audited period, then, in addition to paying Ionis any unpaid amounts discovered in such audit, Roche will pay the fees and expenses charged by such accountant.

9.13.	Taxes.

9.13.1.
Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

9.13.2.
Withholding Tax. To the extent the paying Party is required to deduct and withhold taxes on any payment, the paying Party will pay the amounts of such taxes to the proper governmental authority for the account of the receiving Party and remit the net amount to the receiving Party in a timely manner. The paying Party will promptly furnish the receiving Party with proof of payment of such taxes. If documentation is necessary to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are able to do so. In accordance with the procedures set forth in Section 12.3, the receiving Party will also indemnify the paying Party for any tax, interest or penalties imposed on the paying Party if the paying Party improperly reduces or eliminates withholding tax based upon representations made by the receiving Party.

9.13.3.
Tax Cooperation. At least fifteen (15) days prior to the date a given payment is due under this Agreement, the non-paying Party will provide the paying Party with any and all tax forms that may be reasonably necessary for the paying Party to lawfully not withhold tax or to withhold tax at a reduced rate with respect to such payment under an applicable bilateral income tax treaty. Following the paying Party’s timely receipt of such tax forms from the non-paying Party, the paying Party will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the Applicable Laws. The non-paying Party will provide any such tax forms to the paying Party upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 9.13.

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The provisions of this Section 9.13 are to be read in conjunction with the provisions of Section 15.4 below.

9.14.
Interest. Any undisputed payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest at a rate per annum equal to the lesser of (i) one month LIBOR rate in effect on the date that such payment would have been first due plus two percentage points (2%) or (ii) the maximum rate permissible under applicable law.

ARTICLE 10.
INTELLECTUAL PROPERTY

10.1.	Ownership.

10.1.1.
Ionis Intellectual Property and Roche Intellectual Property. As between the Parties, Ionis will own and retain all of its rights, title and interest in and to the Licensed Know-How and Licensed Patents and Roche will own and retain all of its rights, title and interest in and to the Roche Know-How and Roche Patents, subject to any assignments, rights or licenses expressly granted by one Party to the other Party under this Agreement.

10.1.2.
Agreement Intellectual Property. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates to so disclose, the discovery, development, or creation of any invention made solely or jointly by the Parties in connection with the performance of obligations under this Agreement.  Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Jointly-Owned Collaboration Intellectual Property by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

10.1.3.	Joint Patent Committee.

(a)
The Parties will establish a “Joint Patent Committee” or “JPC”. The JPC will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement, and will cooperate with respect to the activities set forth in this ARTICLE 10.  Ionis’ obligation to participate in the JPC will terminate upon the date Ionis is no longer obligated to participate in the JSC.  Thereafter, Ionis will have the right, but not the obligation, to participate in JPC meetings. If Ionis chooses not to participate, then Roche can dissolve the JPC. The JPC determines the invention classification for each invention arising under this Agreement. The classifications are (i) Ionis Product-Specific Patents, (ii) Ionis Collaboration Patents, (iii) Roche Collaboration Patents, (iv) Jointly-Owned Collaboration Patents, (v) Ionis Core Technology Patents, and (vi) Ionis Manufacturing and Analytical Patents. The JPC will endeavor to separate the claims within such Patent Rights into separate and distinct patent applications corresponding with the categories described in this Section 10.1.3(a) to the extent possible without diminishing the patentability of the inventions.

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(b)
A strategy will be discussed with regard to (x) prosecution and maintenance, defense and enforcement of (A) Ionis Product-Specific Patents, (B) Ionis Collaboration Patents, (C) Roche Collaboration Patents, and (D) Jointly-Owned Collaboration Patents licensed to Roche under Section 7.1.1 in connection with a Product, (y) defense against allegations of infringement of Third Party Patent Rights, and (z) licenses to Third Party Patent Rights or Know-How (including whether to obtain any licenses under any such Third-Party Patent Rights or Know-How, and whether there are any known Third Party Obligations applicable to a particular Product), in each case to the extent such matter would be reasonably likely to have a material impact on the Agreement or the licenses granted hereunder, which strategy will be considered in good faith by the Party entitled to prosecute, enforce and defend such Patent Rights hereunder, but will not be binding on such Party.  Notwithstanding the above, subject to the provisions of Section 9.10, Roche will have final say as to whether to obtain any licenses under Third-Party Patent Rights or Know-How.

(c)
In addition, the JPC will be responsible for the determination of inventorship. The determination of inventorship will be in accordance with United States patent laws and therefore will determine if the invention is solely or jointly owned by the relevant Party or Parties. In case of a dispute in the JPC (or otherwise between Ionis and Roche) over inventorship or classification, if the JPC cannot resolve such dispute, even after seeking the JSC’s input, such dispute will be resolved by independent patent counsel not engaged or regularly employed in the past two years by either Party and reasonably acceptable to both Parties. The decision of such independent patent counsel will be binding on the Parties. Expenses of such patent counsel will be shared equally by the Parties.

(d)
The JPC will comprise an equal number of members from each Party. The JPC will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 10. The JPC will determine by unanimous consent the JPC operating procedures at its first meeting. To the extent reasonably requested by either Party, the JPC will solicit the involvement of more senior members of their respective legal departments with respect to critical issues. Each Party’s representatives on the JPC will consider comments and suggestions made by the other in good faith. If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the matters contemplated by this Agreement.

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10.2.	Prosecution and Maintenance of Patents.

10.2.1.
Patent Filings. The Party responsible for Prosecution and Maintenance of any Patent Rights as set forth in Section 10.2.2 and Section 10.2.3 will endeavor to obtain patent protection for a Product as it Prosecutes and Maintains its other patents Covering products in development, using counsel of its own choice but reasonably acceptable to the other Party, in such countries as the responsible Party sees fit.

10.2.2.	Licensed Patents and Roche Patents.

(a)	Licensed Patents.

(i)
Ionis Core and Manufacturing Patents. Ionis will at all times control and be responsible for all aspects of (i) the Ionis Core Technology Patents, and (ii) the Ionis Manufacturing and Analytical Patents.

(ii)	Ionis Product-Specific Patents.

(1)          Before Option Exercise. Before Option exercise, subject to Section 10.2.3 and Section 10.2.4, at Ionis’ expense, Ionis will control and be responsible for Prosecuting and Maintaining the Ionis Product-Specific Patents.

(2)         After Option Exercise. After Option exercise, subject to Section 10.2.3 and Section 10.2.4, at Roche’s expense, so long as the applicable license to Roche under Section 7.1.1 is in effect, Roche will control and be responsible for all aspects of the Prosecution and Maintenance of all Ionis Product-Specific Patents (including any Jointly-Owned Collaboration Patents that are also Product-Specific Patents) Covering Products and will either (i) use commercially reasonably efforts to Prosecute and Maintain such Patent Rights or (ii) offer to assign Roche’s entire right, title and interest in such Patent Rights to Ionis, in which case following any such assignment all licenses granted in this Agreement by Ionis to Roche under such Patent Rights will become non-exclusive and the exclusivity covenants under Section 5.1 will no longer apply to such Patent Rights.

(b)
Roche Patents and Roche Collaboration Patents. Roche will control and be responsible for all aspects of the Prosecution and Maintenance of all Roche Patents and Roche Collaboration Patents, subject to Section 10.2.3 and Section 10.2.4.

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10.2.3.
Jointly-Owned Collaboration Patents. The Parties will decide through the JPC the appropriate Party to control and be responsible for Prosecuting and Maintaining all Jointly-Owned Collaboration Patents not provided for above.

10.2.4.	Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a)
Each Party will keep the other Party informed through the JPC as to material developments with respect to the Prosecution and Maintenance of the Product-Specific Patents or Jointly-Owned Collaboration Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to Section 10.2.2 or this Section 10.2.4, including by providing copies of material data as it arises, any office actions or office action responses or other correspondence that such Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and all patent-related filings, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(b)
If Roche elects (i) not to file and prosecute patent applications for the Jointly-Owned Collaboration Patents or Ionis Product-Specific Patents that have been licensed to Roche under this Agreement for which Roche has responsibility for Prosecution and Maintenance pursuant to Section 10.2.2 or Section 10.2.3 (“Roche-Prosecuted Patents”) in a particular country, (ii) not to continue the prosecution (including any interferences, oppositions, reissue proceedings, re-examinations, and patent term extensions, adjustments, and restorations) or maintenance of any Roche-Prosecuted Patent in a particular country, or (iii) not to file and prosecute patent applications for the Roche-Prosecuted Patent in a particular country following a written request from Ionis to file and prosecute in such country, then Roche will so notify Ionis promptly in writing of its intention in good time to enable Ionis to meet any deadlines by which an action must be taken to establish or preserve any such Patent Right in such country; and Ionis will have the right, but not the obligation, to file, prosecute, maintain, enforce, or otherwise pursue such Roche-Prosecuted Patent in the applicable country at its own expense with counsel of its own choice. In such case, Roche will cooperate with Ionis to file for, or continue to Prosecute and Maintain or enforce, or otherwise pursue such Roche-Prosecuted Patent in such country. Notwithstanding anything to the contrary in this Agreement, if Ionis assumes responsibility for the Prosecution and Maintenance of any such Roche-Prosecuted Patent under this Section 10.2.4(b), Ionis will have no obligation to notify Roche if Ionis intends to abandon such Roche-Prosecuted Patent. The analogous situation will apply mutatis mutandis with regard to Patent Rights (excluding Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents) for which Ionis has responsibility for Prosecution and Maintenance pursuant to Section 10.2.2 or Section 10.2.3.

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(c)
The Parties, through the JPC, will cooperate in good faith to determine if and when any divisional or continuation applications will be filed with respect to any Jointly-Owned Collaboration Patents or Product-Specific Patents, and where a divisional or continuation patent application filing would be practical and reasonable, then such a divisional or continuation filing will be made.

(d)
If the Party responsible for Prosecution and Maintenance pursuant to Section 10.2.3 intends to abandon such Jointly-Owned Collaboration Patent without first filing a continuation or substitution, then such Party will notify the other Party of such intention at least sixty (60) days before such Jointly-Owned Collaboration Patent will become abandoned, and such other Party will have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense (subject to Section 10.3.1) with counsel of its own choice, in which case the abandoning Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, title and interest in and to such Jointly-Owned Collaboration Patents. If a Party assumes responsibility for the Prosecution and Maintenance of any such Jointly-Owned Collaboration Patents under this Section 10.2.4(d), such Party will have no obligation to notify the other Party of any intention of such Party to abandon such Jointly-Owned Collaboration Patents.

(e)
In addition, the Parties will consult, through the JPC, and take into consideration the comments of the other Party for all matters relating to interferences, reissues, re-examinations and oppositions with respect to those Patent Rights in which such other Party (i) has an ownership interest, (ii) has received a license thereunder in accordance with this Agreement, or (iii) may in the future, in accordance with this Agreement, obtain a license or sublicense thereunder.

10.3.	Patent Costs.

10.3.1.
Jointly-Owned Collaboration Patents. Unless the Parties agree otherwise, Ionis and Roche will share equally the Patent Costs associated with the Prosecution and Maintenance of Jointly-Owned Collaboration Patents; provided that, either Party may decline to pay its share of costs for filing, prosecuting and maintaining any Jointly-Owned Collaboration Patents in a particular country or particular countries, in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, title and interest in and to such Jointly-Owned Collaboration Patents.

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10.3.2.
Licensed Patents and Roche Patents. Except as set forth in Section 10.2.4 and Section 10.3.1, each Party will be responsible for all Patent Costs incurred by such Party prior to and after the Effective Date in all countries in the Prosecution and Maintenance of Patent Rights for which such Party is responsible under Section 10.2; provided, however, that after Option exercise, Roche will be solely responsible for Patent Costs arising from the Prosecution and Maintenance of the Ionis Product-Specific Patents; provided that, Roche may decline to pay for filing, prosecuting and maintaining any such Ionis Product-Specific Patents in a particular country or particular countries, in which case all licenses granted in this Agreement by Ionis to Roche under such Patent Rights will become non-exclusive and the exclusivity covenants under Section 5.1 will no longer apply to such Patent Rights.

10.4.	Defense of Claims Brought by Third Parties.

10.4.1.
If a Third Party initiates a Proceeding claiming a Patent Right owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Product, (a) Ionis will have the first right, but not the obligation, to defend against any such Proceeding initiated prior to Option exercise at its sole cost and expense and (b)  Roche will have the first right, but not the obligation, to defend against any such Proceeding initiated after Option exercise at its sole cost and expense.  If the Party having the first right to defend against such Proceeding (the “Lead Party”) elects to defend against such Proceeding, then the Lead Party will have the sole right to direct the defense and to elect whether to settle such claim (but only with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed). The other Party will reasonably assist the Lead Party in defending such Proceeding and cooperate in any such litigation at the request and expense of the Lead Party. The Lead Party will provide the other Party with prompt written notice of the commencement of any such Proceeding that is of the type described in this Section 10.4, and the Lead Party will keep the other Party apprised of the progress of such Proceeding. If the Lead Party elects not to defend against a Proceeding, then the Lead Party will so notify the other Party in writing within sixty (60) days after the Lead Party first receives written notice of the initiation of such Proceeding, and the other Party (the “Step-In Party”) will have the right, but not the obligation, to defend against such Proceeding at its sole cost and expense and thereafter the Step-In Party will have the sole right to direct the defense thereof, including the right to settle such claim. In any event, the Party not defending such Proceeding will reasonably assist the other Party and cooperate in any such litigation at the request and expense of the Party defending such Proceeding. Each Party may at its own expense and with its own counsel join any defense initiated or directed by the other Party under this Section 10.4. Each Party will provide the other Party with prompt written notice of the commencement of any such Proceeding under this Section 10.4, and such Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

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10.4.2.
Discontinued Product. If a Third Party initiates a Proceeding claiming that any Patent Right or Know-How owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Discontinued Product, Ionis will have the first right, but not the obligation, to defend against and settle such Proceeding at its sole cost and expense. Roche will reasonably assist Ionis in defending such Proceeding and cooperate in any such litigation at the request and expense of Ionis. Each Party may at its own expense and with its own counsel join any defense directed by the other Party. Ionis will provide Roche with prompt written notice of the commencement of any such Proceeding, or of any allegation of infringement of which Ionis becomes aware and that is of the type described in this Section 10.4.2, and Ionis will promptly furnish Roche with a copy of each communication relating to the alleged infringement received by Ionis.

10.4.3.
Interplay Between Enforcement of IP and Defense of Third Party Claims.   Notwithstanding the provisions of Section 10.4.1 and Section 10.4.2, to the extent that a Party’s defense against a Third Party claim of infringement under this Section 10.4 involves (i) the enforcement of the other Party’s Know-How or Patent Rights, or (ii) the defense of an invalidity claim with respect to such other Party’s Know-How or Patent Rights, then, in each case, the general concepts of Section 10.5 will apply to the enforcement of such other Party’s Know-How or Patent Rights or the defense of such invalidity claim (i.e., each Party has the right to enforce its own intellectual property, except that the relevant Commercializing Party will have the initial right, to the extent provided in Section 10.5, to enforce such Know-How or Patent Rights or defend such invalidity claim, and the other Party will have a step-in right, to the extent provided in Section 10.5, to enforce such Know-How or Patent Rights or defend such invalidity claim).

10.5.	Enforcement of Patents Against Competitive Infringement.

10.5.1.
Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party to which such Party does not owe any obligation of confidentiality with respect to any Product-Specific Patents by reason of the development, manufacture, use or commercialization of a product directed against the RNA that encodes Factor B in the Field (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement; provided, however, that for cases of Competitive Infringement under Section 10.5.7 below, such written notice will be given within ten (10) Business Days.

10.5.2.
Before Option Exercise. For any Competitive Infringement occurring after the Effective Date but before Option exercise, Ionis will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto, by counsel of its own choice, and Roche will have the right to be represented in that action by counsel of its own choice at its own expense, however, Ionis will have the sole right to control such litigation.  Ionis will provide Roche with prompt written notice of the commencement of any such Proceeding, and Ionis will keep Roche apprised of the progress of such Proceeding.  If Ionis fails to initiate a Proceeding within a period of ninety (90) days after receipt of written notice of such Competitive Infringement (subject to a ninety (90)-day extension to conclude negotiations, which extension will apply only if Ionis has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such ninety (90)-day period), Roche will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice; provided that Ionis will have the right to be represented in any such action by counsel of its own choice at its own expense.  Notwithstanding the foregoing, Ionis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 10.5.2 to the extent involving any Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents.

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10.5.3.
After Option Exercise.  For any Competitive Infringement with respect to a Product (except for a Discontinued Product) occurring after Option exercise, so long as part of such Proceeding Roche also enforces any Patent Rights Controlled by Roche being infringed that Cover a Product, then Roche will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect thereto by counsel of its own choice at its own expense, and Ionis will have the right, at its own expense, to be represented in that action by counsel of its own choice, however, Roche will have the right to control such litigation.  If Roche fails to initiate a Proceeding within a period of ninety (90) days after receipt of written notice of such Competitive Infringement (subject to a 90-day extension to conclude negotiations, if Roche has commenced good faith negotiations with an alleged infringer for elimination of such Competitive Infringement within such ninety (90)-day period), Ionis will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, and Roche will have the right to be represented in any such action by counsel of its own choice at its own expense.  Notwithstanding the foregoing, Ionis will at all times have the sole right to institute, prosecute, and control any Proceeding under this Section 10.5.3 to the extent involving any Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents.

10.5.4.	Joinder.

(a)
If a Party initiates a Proceeding in accordance with this Section 10.5, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 10.5.5, the costs and expenses of each Party incurred pursuant to this Section 10.5.4(a) will be borne by the Party initiating such Proceeding.

(b)
If one Party initiates a Proceeding in accordance with this Section 10.5, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

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10.5.5.	Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 10.5 will be shared as follows:

(a)
the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)	any remaining proceeds constituting direct or actual damages for acts of infringement occurring before Roche’s exercise of the Option will be (i) [***]; or (ii) [***]; then

(c)	any remaining proceeds constituting direct or actual damages for acts of infringement occurring after Roche’s exercise of the Option will be treated [***], and [***]; then

(d)
any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: the Party initiating the Proceeding will receive and retain [***] of such proceeds and the other Party will receive and retain [***] of such proceeds.

10.5.6.
Settlement. Notwithstanding anything to the contrary under this ARTICLE 10, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 10 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent Right.

10.5.7.
35 U.S.C. § 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 10.5, solely with respect to Licensed Patents, for a Competitive Infringement under 35 U.S.C. § 271(e)(2), the time period set forth in Section 10.5.2 during which a Party will have the initial right to bring a Proceeding will be shortened to a total of twenty-five (25) days, so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within twenty-five (25) days after such first Party’s receipt of written notice of such Competitive Infringement.

10.6.	Other Infringement.

10.6.1.
Jointly-Owned Collaboration Patents. With respect to the infringement of a Jointly-Owned Collaboration Patent which is not a Competitive Infringement, the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 10.6.1 will be shared as follows: (i) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); (ii) any remaining proceeds constituting direct damages will be [***] and will retain the remainder of such proceeds, and (iii) any remaining proceeds constituting punitive or treble damages will be allocated as follows: (A) if the Parties jointly initiate a Proceeding pursuant to this Section 10.6.1, [***] of such proceeds; and (B) if only one Party initiates the Proceeding pursuant to this Section 10.6.1, such Party will receive [***] of such proceeds and the other Party will receive [***] of such proceeds.

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10.6.2.
Patents Solely Owned by Ionis. Ionis will retain all rights to pursue an infringement of any Patent Right solely owned by Ionis which is other than a Competitive Infringement and Ionis will retain all recoveries with respect thereto.

10.6.3.
Patents Solely Owned by Roche. Roche will retain all rights to pursue an infringement of any Patent Right solely owned by Roche which is other than a Competitive Infringement and Roche will retain all recoveries with respect thereto.

10.7.	Patent Listing.

10.7.1.
Roche’s Obligations. Roche will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Product. Prior to such listings, the Parties will meet, through the JPC, to evaluate and identify all applicable Patent Rights, and Roche will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the JPC for any such listing. Notwithstanding the preceding sentence, Roche will retain final decision-making authority as to the listing of all applicable Patent Rights for a Product that are not Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents, regardless of which Party owns such Patent Rights.

10.7.2.
Ionis’ Obligations. Ionis will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Discontinued Product. Prior to such listings, the Parties will meet, through the JPC, to evaluate and identify all applicable Patent Rights, and Ionis will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the JPC for any such listing. Notwithstanding the preceding sentence, Ionis will retain final decision-making authority as to the listing of all applicable Patent Rights for such Discontinued Products, as applicable, regardless of which Party owns such Patent Rights.

10.8.
Joint Research Agreement under the Leahy-Smith America Invents Act. If a Party intends to invoke its rights under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act, it will notify the other Party and neither Party will make an election under such provision when exercising its rights under this ARTICLE 10 without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and the Parties will use reasonable efforts to cooperate and coordinate their activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

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10.9.
Obligations to Third Parties. Notwithstanding any of the foregoing, each Party’s rights and obligations with respect to Licensed Intellectual Property under this ARTICLE 10 will be subject to the Third Party rights and obligations under any (i) Third Party agreements for Additional Product-Specific Patents, the restrictions and obligations of which Roche has agreed to under Section 9.10.2(b), (ii) the Prior Agreement, and (iii) Additional Ionis In-License Agreements; provided, however, that, to the extent that Ionis has a non-transferable right to prosecute, maintain or enforce any Patent Rights licensed to Roche hereunder and this Agreement purports to grant any such rights to Roche, Ionis will act in such regard with respect to such Patent Rights at Roche’s direction.

10.10.
Additional Right and Exceptions. Notwithstanding any provision of this ARTICLE 10, but subject to Section 10.4.3,  Ionis retains the sole right to Prosecute and Maintain Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents during the Agreement Term and to control any enforcement of Ionis Core Technology Patents and Ionis Manufacturing and Analytical Patents, and will take the lead on such enforcement solely to the extent that the scope or validity of any Patent Rights Controlled by Ionis and Covering the Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents is at risk. If Ionis determines, in Ionis’ sole discretion, not to enforce any Ionis Core Technology Patents or Ionis Manufacturing and Analytical Patents and does not permit Roche to so enforce such Patent Rights, then the Parties will mutually agree on an appropriate adjustment (if any) of the future consideration payable by Roche under this Agreement to reflect any adverse impact Ionis’ failure to enforce such Patent Rights has on Products.

10.11.
Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension wherever applicable to a Product, including European supplementary protection certificates and pediatric exclusivity. After exercising the Option, Roche will determine which Ionis Product-Specific Patents and Jointly Owned Collaboration Patents that are also Product-Specific Patents will be extended and what extensions will be sought.

10.12.
No Challenge. If, during the Agreement Term, solely with respect to rights to the Ionis Product-Specific Patents that are included (or, prior to Option exercise, are eligible to be included) in a license granted to Roche under Section 7.1.1, Roche, its Affiliates or Sublicensees, in any country, (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the enforceability or validity of any claim within an issued patent or patent application within such Ionis Product-Specific Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within such Ionis Product-Specific Patents, then unless, within thirty (30) days after written notice from Ionis, Roche rescinds any actions brought by Roche, its Affiliates, or Sublicensees, Ionis may, to the extent permitted under Applicable Law, terminate this Agreement and the provisions of Section 13.4.1 and Section 13.4.2 will apply; [***].

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ARTICLE 11.
REPRESENTATIONS AND WARRANTIES

11.1.	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

11.1.1.
such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2.	such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

11.1.3.	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

11.1.4.
the execution, delivery and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or to the best of its knowledge and belief violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

11.1.5.
to the best of its knowledge and belief, other than with respect to the HSR Act, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

11.1.6.
it has not employed (and, to the best of its knowledge and belief, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs, provided that such Party may reasonably rely on a representation made by such contractor or consultant) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in the conduct of the Non-Clinical Studies or Clinical Studies of a Product and its activities under the Development Plan.

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11.2.	Representations and Warranties of Ionis. Ionis hereby represents and warrants to Roche, as of the Effective Date, that:

11.2.1.
To the best of its knowledge and belief, there are no additional licenses under any intellectual property owned or Controlled by Ionis or its Affiliates as of the Effective Date that would be required in order for Roche to further Develop and Commercialize a Product existing on the Effective Date.

11.2.2.
The Licensed Intellectual Property existing as of the Effective Date constitutes all of the Patent Rights and Know-How Controlled by Ionis as of the Effective Date that are necessary to Develop, Manufacture or Commercialize Products existing on the Effective Date in the Field. Ionis has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Intellectual Property in a manner that conflicts with any rights granted to Roche hereunder.

11.2.3.
There are no claims, judgments or settlements against or owed by Ionis or its Affiliates or pending against Ionis or, to the best of Ionis’ knowledge, threatened against Ionis, in each case relating to the Licensed Intellectual Property that could impact activities under this Agreement. To the best of Ionis’ knowledge, there are no claims, judgments or settlements against or owed by any Third Party that is party to a Prior Agreement, or pending or threatened claims or litigation against any Third Party that is party to a Prior Agreement, in each case relating to the Licensed Intellectual Property that would impact activities under this Agreement.

11.2.4.
Schedule 11.2.4(a), Schedule 11.2.4(b) and Schedule 11.2.4(c) set forth true, correct and complete lists of all Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents, and Ionis Product-Specific Patents that apply to Products as of the Effective Date, and indicates whether each such Patent Right is owned by Ionis or licensed by Ionis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent Right is licensed.  Ionis Controls such Patent Rights existing as of the Effective Date and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patent Rights it purports to grant to Roche under this Agreement.

11.2.5.
(a) There is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude that any Licensed Patent is invalid or un-enforceable, (b) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude the inventorship of each Licensed Patent is not properly identified on each patent, (c) all official fees, maintenance fees and annuities for the Licensed Patents have been paid and all administrative procedures with governmental agencies have been completed, (d) none of the Ionis Product-Specific Patents that would be licensed by Ionis to Roche upon Option exercise under this Agreement is currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Ionis, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding, and (e) to the best of Ionis’ knowledge and belief, Roche’s practice of the inventions claimed in the Ionis Product-Specific Patents in the performance of the Development Plan contemplated as of the Effective Date will not [***].

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11.2.6.
Schedule 11.2.6 is a complete and accurate list of the one Prior Agreement, which is the only agreement that creates Third Party Obligations that affect the rights granted by Ionis to Roche under this Agreement.  Ionis is not in default of such Prior Agreement, and the applicable Third Party, to the best knowledge of Ionis, has no grounds upon which to claim that Ionis is in default that would affect the rights granted by Ionis to Roche under this Agreement. To the best knowledge of Ionis, the applicable Third Party is not in default with respect to a material obligation under such Prior Agreement that would adversely impact activities under this Agreement.

11.2.7.
Ionis has all rights necessary to grant the option and licenses contained in this Agreement, and has the ability to work exclusively with Roche as set forth in this Agreement, including the covenants granted in Section 5.1.

11.3.	Ionis Covenants. Ionis hereby covenants to Roche that, except as expressly permitted under this Agreement:

11.3.1.
Ionis will promptly amend Schedule 11.2.4(a), Schedule 11.2.4(b) and Schedule 11.2.4(c) and submit such amended Schedules to Roche if Ionis becomes aware that any Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents or Ionis Product-Specific Patents are not properly identified on such Schedule.

11.3.2.
during the Agreement Term, Ionis will maintain and not breach (i) the Prior Agreement, (ii) any Additional Ionis In-License Agreements (if any), and (iii) any agreements with Third Parties entered into after the Option exercise (including Third Party agreements for Additional Product-Specific Patents described in Section 9.10.2(b) that provide a grant of rights from such Third Party to Ionis that are Controlled by Ionis and are licensed or may become subject to a license from Ionis to Roche for a Product under this Agreement (collectively (i), (ii), and (iii), “New Third Party Licenses”);

11.3.3.
Ionis will promptly notify Roche of any material breach by Ionis or a Third Party of any New Third Party License, and in the event of a breach by Ionis, will permit Roche to cure such breach on Ionis’ behalf upon Roche’s request;

11.3.4.
Ionis will not amend, modify or terminate any New Third Party License in a manner that would adversely affect Roche’s rights hereunder without first obtaining Roche’s written consent, which consent may be withheld in Roche’s sole discretion;

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11.3.5.
Ionis will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Roche under this Agreement;

11.3.6.	Ionis will cause its Affiliates, licensees and sublicensees to comply with the terms of Section 5.1;

11.3.7.
all employees and contractors of Ionis performing Development activities hereunder on behalf of Ionis will be obligated to assign all right, title and interest in and to any inventions (or grant a license to Ionis or an option to obtain such a license) developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof; and

11.3.8.
if, after the Effective Date, Ionis becomes the owner or otherwise acquires Control of any formulation or delivery technology that would be necessary or useful in order for Roche to further Develop, Manufacture or Commercialize a Product, and Roche has exercised its Option and the license granted to Roche under this Agreement is in effect, Ionis will make such technology available to Roche on commercially reasonable terms.

11.4.
DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ROCHE AND IONIS UNDERSTAND THAT PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF THE PRODUCTS.

ARTICLE 12.
INDEMNIFICATION; INSURANCE

12.1.
Indemnification by Roche. Roche will indemnify, defend and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

12.1.1.
the gross negligence or willful misconduct of Roche, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Roche’s performance of its obligations or exercise of its rights under this Agreement;

12.1.2.	any breach of any representation or warranty or express covenant made by Roche under ARTICLE 11 or any other provision under this Agreement;

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12.1.3.
the Development or Manufacturing activities that are conducted by or on behalf of Roche or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Ionis pursuant to this Agreement); or

12.1.4.	the Commercialization of a Product by or on behalf of Roche or its Affiliates or Sublicensees;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Ionis or its Affiliates, licensees, Sublicensees or contractors, and its or their respective directors, officers, employees and agents or other circumstance for which Ionis has an indemnity obligation pursuant to Section 12.2.

12.2.
Indemnification by Ionis. Ionis will indemnify, defend and hold harmless Roche and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from any and all Claims based upon:

12.2.1.
the gross negligence or willful misconduct of Ionis, its Affiliates or Sublicensees or its or their respective directors, officers, employees and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

12.2.2.	any breach of any representation or warranty or express covenant made by Ionis under ARTICLE 11 or any other provision under this Agreement;

12.2.3.
any Development or Manufacturing activities that are conducted by or on behalf of Ionis or its Affiliates or Sublicensees (which will exclude any Development or Manufacturing activities that are conducted by or on behalf of Roche pursuant to this Agreement); or

12.2.4.	any development, manufacturing or commercialization activities that are conducted by or on behalf of Ionis or its Affiliates or Sublicensees with respect to a Product or a Discontinued Product;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to any acts or omissions of Roche or its Affiliates, licensees, Sublicensees or contractors and its or their respective directors, officers, employees and agents or other circumstance for which Roche has an indemnity obligation pursuant to Section 12.1.

12.3.
Procedure. If a Person entitled to indemnification under Section 12.1 or Section 12.2 (an “Indemnitee”) seeks such indemnification, such Indemnitee will (i) inform the indemnifying Party in writing of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle such Claim at the sole discretion of the indemnifying Party, provided that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, or impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any Losses with respect to the Claim. The provisions of Section 10.4 will govern the procedures for responding to a Claim of infringement described therein. Notwithstanding anything in this Agreement to the contrary, the indemnifying Party will have no liability under Section 12.1 or Section 12.2, as the case may be, for Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

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12.4.	Insurance.

12.4.1.
Ionis’ Insurance Obligations. Ionis will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement (including product liability for a Discontinued Product), including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products. Ionis will maintain such insurance throughout the Agreement Term and for five (5) years thereafter, and Ionis will furnish to Roche evidence of any insurance required under this Section 12.4.1, upon request.

12.4.2.
Roche’s Insurance Obligations. Roche hereby represents and warrants to Ionis that it will maintain, at its cost, reasonable insurance or self-insure against liability and other risks associated with its activities contemplated by this Agreement (including product liability), including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Roche under this Agreement. Roche will maintain such self-insurance throughout the Agreement Term and for five years thereafter, and will furnish to Ionis evidence of such insurance, upon request.

12.5.
LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (a) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 12, (b) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT OF THIS AGREEMENT, (c) A PARTY’S BREACH OF ARTICLE 5, (d) A BREACH OF SECTION 13.4.1(b) BY ROCHE OR ITS AFFILIATES OR (e) CLAIMS ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

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ARTICLE 13.
TERM; TERMINATION

13.1.
Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 13, will continue in full force and effect until this Agreement expires as follows:

13.1.1.
on a country-by-country and Product-by-Product basis, on the date of expiration of all payment obligations by the Commercializing Party under this Agreement with respect to such Product (or such Discontinued Product) in such country; and

13.1.2.	in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Product (or last Discontinued Product) in all countries pursuant to Section 13.1.1; and

13.1.3.	where Roche has not provided Ionis a written notice stating Roche is exercising its Option under Section 6.1 by the Option Deadline.

The period from the Effective Date until the date of expiration of this Agreement pursuant to this Section 13.1 is the “Agreement Term”. On a Product-by-Product basis, if with respect to a particular Product this Agreement expires (i.e., is not terminated early) under Section 13.1.1 or Section 13.1.2 in a particular country, then, effective upon such expiration, Ionis will and hereby does grant to Roche a fully paid-up and irrevocable non-exclusive, sublicensable license under the Licensed Intellectual Property to Manufacture, Develop and Commercialize the Product that is the subject of such expiration in such country.

13.2.	Termination of the Agreement.

13.2.1.
Roche’s Termination for Convenience. After payment by Roche of the option  fee under Section 9.1, subject to Section 13.4.1 below, Roche may terminate this Agreement in its entirety or in part on a country-by-country or Product-by-Product basis for convenience by providing (i) ninety (90) days’ written notice to Ionis of such termination if the Product has not been sold commercially, or (ii) one hundred eighty (180) days’ written notice to Ionis of such termination if the Product has been sold commercially.

13.2.2.	Termination for Material Breach.

(a)
Roche’s Right to Terminate. If Roche believes that Ionis is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under Section 3.1, which is governed by Section 13.2.3 below), then Roche may deliver notice of such material breach to Ionis. If the breach is curable, Ionis will have sixty (60) days to cure such breach. If Ionis fails to cure such breach within the sixty (60)-day period, or if the breach is not subject to cure, Roche may terminate this Agreement by providing written notice to Ionis.

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(b)
Ionis’ Right to Terminate. If Ionis believes that Roche is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under Section 3.1 or Section 8.1, which is governed by Section 13.2.3 below), then Ionis may deliver notice of such material breach to Roche. If the breach is curable, Roche will have sixty (60) days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice). If Roche fails to cure such breach within the sixty (60)-day or thirty (30)-day period, as applicable, or if the breach is not subject to cure, Ionis may terminate this Agreement by providing written notice to Roche.

13.2.3.	Remedies for Failure to Use Commercially Reasonable Efforts.

(a)
If Ionis, in Roche’s reasonable determination, fails to use Commercially Reasonable Efforts to conduct the activities Ionis agreed to perform under Section 3.1 prior to Option exercise, Roche will notify Ionis and, within thirty (30) days thereafter, Ionis and Roche will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Ionis’ use of Commercially Reasonable Efforts for such activities in Section 3.1. Following such a meeting, if Ionis fails to use Commercially Reasonable Efforts as contemplated by Section 3.1, then subject to Section 13.2.4 below, Roche will have the right, at its sole discretion, to (i) terminate this Agreement, or (ii) prior to Option exercise, Roche may elect to trigger the alternative remedy provisions of Section 13.3 below, which such election is Roche’s sole and exclusive remedy if Ionis fails to use Commercially Reasonable Efforts in the activities contemplated in Section 3.1 prior to Option exercise.

(b)
If Roche, in Ionis’ reasonable determination, fails to use Commercially Reasonable Efforts under Section 3.1 or Section 8.1 above, Ionis will notify Roche and, within thirty (30) days thereafter, Ionis and Roche will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Roche’s use of Commercially Reasonable Efforts under Section 3.1 or Section 8.1. Following such a meeting, if Roche fails to use Commercially Reasonable Efforts as contemplated by Section 3.1  or Section 8.1, then subject to Section 13.2.4 below, Ionis will have the right, at its sole discretion, to terminate this  Agreement.

13.2.4.
Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 13.2.2 or Section 13.2.3 disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the Non-Breaching Party of such dispute within such sixty (60)-day period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 13.2.2 or Section 13.2.3, or trigger the alternative remedy provisions of Section 13.3, as applicable, unless and until it has been determined in accordance with Section 15.1 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within thirty (30) days following such determination. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

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13.2.5.	Termination for Insolvency.

(a)
Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof; or if the other Party is a party to any dissolution or liquidation; or if the other Party makes an assignment of substantially all of its assets for the benefit of creditors.

(b)
All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects in writing to continue, and continues, to perform all of its obligations under this Agreement.

13.3.
Alternative Remedy to Termination Available to Roche Prior to Option Exercise. If Roche elects, pursuant to Section 13.2.3(a)(ii),  to exercise the alternative remedy provisions of this Section 13.3 in lieu of terminating this Agreement by providing written notice of such election to Ionis in accordance with Section 13.2.3(a), then this Agreement will continue in full force and effect with the following modifications:

(a)
Ionis will have no further obligations under the Development Plan, and Roche is responsible for the continued Development and Commercialization of IONIS-FB-LRx (including meeting all remaining performance obligations under Section 8.1);

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(b)
effective as of the date of Roche’s notice to Ionis electing the alternative remedy provisions of this Section 13.3, Roche will be deemed for all purposes of this Agreement to have exercised the Option;

(c)	Roche will have and Ionis grants, the exclusive license under Section 7.1.1;

(d)
Ionis will perform its obligations under Section 7.2, assign and transfer the IND for IONIS-FB-LRx to Roche, and transfer, at Roche’s request, any Phase 2 Trials then-being administered by Ionis, all within ninety (90) days after Roche electing to exercise its alternative remedies under this Section 13.3; and

(e)	the financial provisions of ARTICLE 9 will be modified as follows:

(i)	Roche will [***]; and

(ii)	[***], Roche will [***], and the license fee set forth in Section 9.3 will be [***].

The milestone provisions of Section 9.4 and Section 9.5 and the royalty provisions of Section 9.7 will [***].

13.4.	Consequences of Termination or Expiration of the Agreement.

13.4.1.
In General. If this Agreement is terminated by a Party in accordance with Section 10.12 or this ARTICLE 13 in its entirety or on a country-by-country or Product-by-Product basis at any time and for any reason, the following terms will apply to any such termination:

(a)
Return of Information and Materials. After termination of the Agreement, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information that are the subject of such termination. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(b)
License Termination. Upon termination but not expiration of the Agreement, except for the licenses granted under Section 7.1.2 or, if applicable, Section 13.1, any licenses granted by Ionis to Roche under this Agreement will terminate and Roche, its Affiliates and Sublicensees will cease selling all Products that are the subject of such termination, unless Ionis elects to have Roche continue to sell the applicable Product(s) as part of the Transition Activities under Section 13.4.2(i).

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(c)	Exclusivity Covenants. Upon termination of this Agreement for any reason or expiration of this Agreement, neither Party will have any further obligations under Section 5.1 of this Agreement.

(d)	Development Plan. Upon termination of this Agreement for any reason or expiration of this Agreement, neither Party will have any further obligations under the Development Plan or IDCP.

(e)
Accrued Rights. Termination of this Agreement for any reason or expiration of this Agreement will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. For purposes of clarification, milestone payments under ARTICLE 9 accrue as of the date the applicable Milestone Event is achieved even if the payment is not due at that time.

(f)
Survival. The following provisions of this Agreement will survive the expiration or termination of this Agreement: Section 7.1.2 (Cross Licenses under Collaboration Intellectual Property); Section 7.1.4(d) (Effect of Termination on Sublicenses), Section 7.2 (Technology Transfer) (but only to the extent necessary to satisfy the requirements of Section 13.4.2), Section 9.9 (Reverse Royalty Payments to Roche for a Discontinued Product), Section 9.11.5 (Records Retention), Section 9.12 (Audits), Section 10.1.1 (Ionis Intellectual Property and Roche Intellectual Property), Section 10.1.2 (Agreement Intellectual Property), Section 10.4.2 (Discontinued Product), Section 11.4 (Disclaimer), ARTICLE 12 (Indemnification; Insurance), Section 13.1 (Agreement Term; Expiration), Section 13.4 (Consequences of Expiration or Termination of the Agreement), ARTICLE 14 (Confidentiality), ARTICLE 15 (Miscellaneous) and Appendix 1 (Definitions) (to the extent definitions are embodied in the foregoing listed Articles and Sections).

13.4.2.
Special Consequences of Expiration or Termination of the Agreement. If (A) this Agreement expires due to the expiration of Roche’s Option under Section 6.2, (B) Roche terminates the Agreement under Section 13.2.1 (Roche’s Termination for Convenience), or (C) Ionis terminates this Agreement under Section 10.12 (No Challenge), Section 13.2.2(b) (Ionis’ Right to Terminate) or Section 13.2.3(b) (Remedies for Failure to Use Commercially Reasonable Efforts), then, [***] the following additional terms will also apply:

(a)
License to Ionis for Discontinued Products. Roche will and hereby does grant to Ionis a sublicensable, worldwide, exclusive license or sublicense, as the case may be, under all Roche Collaboration Intellectual Property created pursuant to activities under this Agreement (excluding Companion Diagnostic IP) as of the date of such reversion that Covers Discontinued Products solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize such Discontinued Products in the Field;

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(b)
License to Ionis for Companion Diagnostic Products. Roche will make available to Ionis, on commercially reasonable terms, (i) any Discontinued Product-specific diagnostic products and/or services offered by Roche as of the date of such reversion to patients who use the Discontinued Product (each, a “Companion Diagnostic Product”) and (ii) any Patent Rights and Know-How Covering such Companion Diagnostic Products (such intellectual property, “Companion Diagnostic IP”) Controlled by Roche as of the date of such reversion that is necessary to Develop or continue to Commercialize such Companion Diagnostic Products;

(c)
Know-How Transfer. Within ninety (90) days following the date of termination, Roche will transfer to Ionis for use with respect to the Development and Commercialization of Discontinued Products, copies of any Collaboration Know-How data, results, and regulatory information, and to the extent solely related to the Discontinued Products, pricing and market access strategy information, health economic study information, material communications with payors, filings, and files in the possession of Roche as of the date of such reversion that relate to such Discontinued Products and are necessary for the Development of such Discontinued Products, and any other information or material specified in Section 7.2;

(d)
Regulatory Materials. Within ninety (90) days following the date of the termination, Roche will assign, and hereby does assign, to Ionis all of Roche’s right, title and interest in and to all Regulatory Materials for the Discontinued Product, including any IND, orphan drug designation and marketing authorizations that relate to the applicable Discontinued Product;

(e)
Trademarks. Roche will license to Ionis any trademarks that are specific to Discontinued Products solely for use with such Discontinued Products; provided, however, that in no event will Roche have any obligation to license to Ionis any trademarks used by Roche both in connection with a Product and in connection with the sale of any other product or service, including any Roche- or Roche-formative marks, company logos, or trademarks of its Affiliates or Sublicensees;

(f)
Prosecution and Maintenance. Ionis will control and be responsible at its sole cost for all aspects of the Prosecution and Maintenance of all Jointly-Owned Collaboration Patents, and Roche will provide Ionis with (and will instruct its counsel to provide Ionis with) all of the information and records in Roche’s and its counsel’s possession related to the Prosecution and Maintenance of such Jointly-Owned Collaboration Patents;

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(g)
Stocks of API and Finished Drug Product. Ionis will have the right to purchase from Roche any or all of the inventory of API and/or Finished Drug Product for such Discontinued Product held by Roche as of the effective date of termination (that are not committed to be supplied to any Third Party or Sublicensee, in the ordinary course of business, as of the effective date of termination), if any, at a price equal to [***] to acquire or manufacture such inventory. Ionis will notify Roche within forty-five (45) days after the effective date of termination whether Ionis elects to exercise such right;

(h)
Manufacturing Technology Transfer. If Roche or Roche’s CMO is manufacturing API and/or Finished Drug Product as of the termination triggering this provision, Ionis may request Roche to conduct (or cause to be conducted by Roche’s CMO) a technology transfer to Ionis (or Ionis’ designated Third Party supplier) of any technology, information and data reasonably related to Roche’s or such CMO’s manufacturing and supply of API and/or Finished Drug Product for such Discontinued Product, and if so requested, Roche will conduct (or cause to be conducted by Roche’s CMO) such a technology transfer, and Ionis will [***], and Roche will (or will cause Roche’s CMO to) continue to (i) provide reasonable support and cooperation with Ionis’ regulatory filings and interactions with Regulatory Authorities related to Roche’s or such CMO’s API and/or Finished Drug Product manufacturing (including any required inspections), and (ii) supply (or cause to be supplied by Roche’s CMO) API and/or Finished Drug Product to Ionis, at a price equal to [***] to enable Ionis to identify and contract with a suitable Third Party API and/or Finished Drug Product manufacturer; and

(i)	Transition Activities.

For a period of up to [***] following the effective date of termination:

(i)
The Parties wish to provide a mechanism to ensure that, assuming the Discontinued Product is available to patients as of the reversion date, patients who were being treated with the Discontinued Product prior to such termination or who desire access to the Discontinued Product can continue to have access to such Discontinued Product while the regulatory and commercial responsibilities for the Discontinued Product are transitioned from Roche to Ionis. As such, Ionis may request Roche to perform transition activities that are necessary or useful to (1) transition Roche’s Commercialization activities (if any) to Ionis to minimize disruption to sales, (2) provide patients with continued access to the applicable Discontinued Products (if applicable), (3) enable Ionis (or Ionis’ designee) to assume and execute the responsibilities under all Approvals and ongoing Clinical Studies for the applicable Discontinued Product, and (4) ensure long-term continuity of supply for the Discontinued Product (collectively, the “Transition Activities”), including, if applicable, the categories of services and deliverables listed on Schedule 13.4.2(i), but no longer than [***] following the effective date of termination. If applicable, Roche will perform such Transition Activities using commercially reasonable efforts for the periods set forth in Schedule 13.4.2(i); provided Roche and Ionis may mutually agree in writing to conduct the Transition Activities for a longer period of time.

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(ii)
Ionis may elect to have Roche perform the applicable Transition Activities by providing written notice to Roche no later than forty-five (45) days following the effective date of the termination. If Ionis requests Transition Activities, without limiting the provisions of Section 13.4.2, the Parties will mutually agree upon a transition plan for Roche to perform the applicable Transition Activities including delivery and transition dates. In addition, the Parties will establish a transition committee consisting of at least each Party’s Alliance Managers, a representative from each Party’s chemistry, manufacturing and controls (CMC) group who was responsible for the Discontinued Product prior to the termination, and up to two (2) additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Roche is providing applicable Transition Activities, Roche and Ionis will agree on talking points and a communication plan to customers, specialty pharmacies, physicians, regulatory authorities, patient advocacy groups, and clinical study investigators, in each case only if applicable at the time of reversion, and Roche will make all such communications to such applicable entities in accordance with the mutually agreed talking points.

(iii)	Ionis will [***] to perform the Transition Activities. In addition, Ionis will [***] to perform the Transition Activities. Ionis will own [***].

ARTICLE 14.
CONFIDENTIALITY

14.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”).

Confidential

14.2.
Prior Confidentiality Agreement. The Non-Disclosure Agreement executed by Ionis and Roche on February 7, 2018 (including any and all amendments thereto) (the “CDA”) will terminate as of the Effective Date. All Confidential Information exchanged between the Parties under the CDA and on or after the Effective Date under this Agreement will be subject to the terms of this ARTICLE 14.

14.3.
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement under confidentiality provisions no less restrictive than those in this Agreement, provided, a Receiving Party may disclose Confidential Information to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement; (ii) to the extent reasonably necessary to file or prosecute patent, copyright and trademark applications (subject to Section 14.4 below), complying with applicable governmental regulations, obtaining Approvals, conducting Non-Clinical Studies or Clinical Studies, marketing a Product, or as otherwise required by Applicable Law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; or (v) as mutually agreed to in writing by the Parties.

14.4.	Press Release; Publications; Disclosure of Agreement.

14.4.1.
Public Announcements – Generally. Upon execution of this Agreement, Ionis may issue a press release announcing the existence of this Agreement in a form and substance agreed to in writing by the Parties. Except to the extent required to comply with Applicable Law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 14.4, each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

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14.4.2.
Use of Name. Except as set forth in Section 14.4.9, neither Party will use the other Party’s name in a press release or other publication without first obtaining the prior consent of the Party to be named.

14.4.3.
Notice of Significant Events. Each Party will notify (no later than three (3) Business Days after the information or results are obtained) the other Party of any significant event related to a Product (including any data, serious adverse event or regulatory advice or approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event. Notwithstanding Section 14.4.1 above, any press release or other similar public communication by either Party related to a Product’s efficacy or safety data and/or results, will be submitted to the other Party for review and approval at least three (3) Business Days in advance of such proposed public disclosure, which approval will not be unreasonably withheld or delayed.

14.4.4.
Before Option Exercise. Before Option exercise, Ionis will have the sole right, consistent with its practice with its other compounds and products, to issue press releases, publish, present or otherwise disclose the progress and results regarding IONIS-FB-LRx to the public; provided, that with respect to any proposed press release or other similar public communication by Ionis disclosing regulatory discussions, the efficacy or safety data or clinical results related to IONIS-FB-LRx, (i) Ionis will submit such proposed communication to Roche for review at least two (2) Business Days in advance of such proposed public disclosure, (ii) Roche will have the right to review and recommend changes to such communication, and (iii) Ionis will in good faith consider any changes that are timely recommended by Roche.

14.4.5.
After Option Exercise. After Option exercise, Roche will have the sole right, consistent with its practice with its other compounds and products, to issue press releases, publish, present or otherwise disclose the progress and results regarding IONIS-FB-LRx to the public; provided, that with respect to any proposed press release or other similar public communication by Roche disclosing regulatory discussions, the efficacy or safety data or results related to the Products or Roche’s sales projections, (i) Roche will submit such proposed communication to Ionis for review at least two (2) Business Days in advance of such proposed public disclosure, (ii) Ionis will have the right to review and recommend changes to such communication, and (iii) Roche will in good faith consider any changes that are timely recommended by Ionis.

Confidential

14.4.6.
Scientific or Clinical Presentations. Regarding any proposed scientific publications related to results from any Clinical Studies regarding Products, the Parties agree to use Commercially Reasonable Efforts to control public scientific disclosures of such results to prevent any adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the JPC an early draft of all such publications or presentations, at least forty-five (45) days prior to submission for publication including to facilitate the publication of any summaries of Clinical Studies data and results as required on the clinical trial registry of each respective Party. Each Party will review such proposed publication to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Development Plan or IDCP. If, during such forty-five (45)-day period, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication. In addition, if during such forty-five (45)-day period, the other Party informs such Party that its proposed publication discloses non-public inventions made by either Party in the course of the Development under this Agreement, or the public disclosure of such proposed publication may have a material adverse effect on any Patent Rights or Know-How solely owned or Controlled by such other Party, then such Party will either (i) delay such proposed publication for up to sixty (60) days from the date of such Party’s objection, to permit the timely first filing of patent application(s), or (ii) remove the identified disclosures prior to publication.

14.4.7.
SEC Filings. Each Party will give the other Party a reasonable opportunity to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing.

14.4.8.
Subsequent Disclosure. Notwithstanding the foregoing, to the extent information regarding this Agreement or a Product has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the consent of the other Party.

14.4.9.
Acknowledgment; Commercial Materials. Each Party will acknowledge in any press release, public presentation, publication or commercial marketing materials regarding the Collaboration or a Product, the other Party’s role in discovering and developing a Product or Discontinued Product, as applicable, that the Product is under license from Ionis and otherwise acknowledge the contributions from the other Party, and each Party’s stock ticker symbol (e.g., Ionis: Nasdaq: IONIS; Roche: SIX: RO, ROG; OTCQX: RHHBY). Ionis may include the Products (and identify Roche as its partner for the Product) in Ionis’ drug pipeline. In addition, subject to Applicable Law, the words “Discovered and developed by Ionis Pharmaceuticals” will be included and reasonably visible in Product communications and branding, provided that Roche will have final decision-making authority regarding the applicability of any legal and regulatory requirements for such acknowledgement.

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ARTICLE 15.
MISCELLANEOUS

15.1.	Dispute Resolution.

15.1.1.
Escalation. If any dispute occurs under this Agreement (other than a dispute regarding the construction, validity or enforcement of either Party’s Patents, which disputes will be resolved pursuant to Section 15.2), either Party may request in writing that the dispute be referred for resolution to the Head of Roche Partnering of Roche and the Chief Operating Officer of Ionis (the “Executives”). Within thirty (30) days after such a request, the Executives will meet in person at a mutually acceptable time and location or by means of telephone or video conference to negotiate a settlement of the dispute. Each Party’s JSC representatives may participate in such meeting if desired. If the Executives fail to resolve the dispute within such thirty (30)-day period, then, except as set forth in Section 4.1.1(b)(ii), the dispute will be referred to binding arbitration under Section 15.1.2.

15.1.2.
Binding Arbitration. If a dispute subject to Section 15.1.1 is not resolved pursuant to Section 15.1.1, such dispute will be resolved through binding arbitration in accordance with this Section 15.1.2 and under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, including application of the “Expedited Procedures” (sections E-1, et al) of the Commercial Arbitration Rules of the AAA. The proceedings and decisions of the arbitrators will be confidential, final and binding on the Parties, and judgment upon the award of such arbitrators may be entered in any court having jurisdiction thereof. The arbitration will take place in Boston, Massachusetts, U.S. and will be conducted by three arbitrators. Each of Roche and Ionis will appoint one (1) arbitrator within thirty (30) days after the notice that initiated the arbitration. These two (2) arbitrators will in turn appoint a third arbitrator who will be reasonably acceptable to the Parties and who will be appointed in accordance with AAA rules. Each arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute.

15.2.	Governing Law; Jurisdiction; Venue; Service of Process.

15.2.1.	This Agreement and any dispute will be governed by and construed and enforced in accordance with the laws of the State of California, U.S., without reference to conflicts of laws principles.

15.2.2.
Each Party hereby agrees that service of process: (a) made in any manner permitted by California law, or (b) made by overnight express courier service (signature required), prepaid, at its address specified pursuant to Section 15.7, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

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15.3.
Remedies. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary restraining order or a preliminary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Agreement, and the Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive relief would be appropriate. Neither Party may recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement (including recoveries under Section 12.1 or Section 12.2). Except for the offsets and credits explicitly set forth in Section 9.10.3(b) and Section 9.12, neither Party will have the right to setoff any amount it is owed or believes it is owed against payments due or payable to the other Party under this Agreement.

15.4.
Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if a Party transfers or assigns this Agreement to [***] described in this Agreement, then such transferring Party (or such Affiliate) (“Transferring Party”), will [***] that the Transferring Party is obligated to pay to the non-transferring Party (“Non-Transferring Party”) under ARTICLE 9 for the taxes withheld such that the Non-Transferring Party receives [***] assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but no liabilities), without Roche’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 15.4 will be null and void.

To the extent the Non-Transferring Party utilizes a [***] in any year, the Non-Transferring Party will [***] to the Transferring Party [***]. To assist the Transferring Party  in determining when [***] pursuant to the foregoing sentence, beginning with the first Annual tax return for the year in which the [***] payment under this Section 15.4, and each year thereafter (including, for clarity, all years in which the Non-Transferring Party utilizes a [***], the Non-Transferring Party will provide the Transferring Party  with  the Non-Transferring Party’s Annual tax returns (federal and state) and, in years in which the Non-Transferring Party utilizes the [***], supporting documentation for such [***].

15.5.
Change of Control. If Ionis undergoes a Change of Control, then Roche will have the right at any time after it exercises the Option to disband the JSC and make unilateral decisions with respect to the Development Plan, IDCP, Development and Commercialization with no obligation to seek input from Ionis or its successor, if applicable.

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15.6.
Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

15.7.
Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA  92010
Attention:  Chief Operating Officer
Fax:  [***]

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA  92010
Attention:  General Counsel
Email: [***]

If to Roche, addressed to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attention:  Corporate Legal Department
Fax:  [***]

If to Roche, addressed to:	Hoffmann-La Roche Inc.
150 Clove Road, Suite 8
Little Falls, NJ 07424
Attention:  Corporate Secretary
Fax:  [***]

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with a copy to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attention:  Alliance Manager
Fax:  [***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

15.8.	Invoices. All invoices that are required or permitted hereunder will be in writing and sent by Ionis to Roche at the following address or any other address that Roche may later provide:

F. Hoffmann-La Roche AG
Kreditorenbuchhaltung
4070 Basel
Switzerland

with an electronic copy to Roche’s Alliance Manager.

Upon Ionis’ request, Roche’s Alliance Manager will provide Ionis’ Alliance Manager with any additional information reasonably requested by Ionis to facilitate the prompt delivery of invoices to Roche, including a facsimile number for sending invoices.

15.9.
Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

15.10.
Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

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15.11.
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.12.
Entire Agreement. This Agreement, together with the Schedules and Appendices hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties regarding the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties pertaining to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding the subject matter hereof other than as set forth in this Agreement and the Schedules and Appendices hereto.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

15.13.
Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party.  Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

15.14.
Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, appendix or schedule means a section of, or appendix or schedule to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified, “$” is in reference to United States Dollars, and (g) the headings contained in this Agreement, in any appendix or schedule to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

15.15.
Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate to carry out the expressly stated purposes and the clear intent of this Agreement.

15.16.
Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

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15.17.
Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

15.18.
Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

[SIGNATURE PAGES FOLLOW]

* - * - * - *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

F. Hoffmann-La Roche Ltd

By:	/s/ Stefan Arnold
Name:	Stefan Arnold
Title:	Head Legal Pharma

By:	/s/ Vikas Kabra
Name:	Vikas Kabra
Title:	Head of Transaction Excellence

Signature Page to FB Development Collaboration, Option and License Agreement

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Hoffmann-La Roche Inc.

By:	/s/ John Parise
Name:	John Parise
Title:	Authorized Signatory

Signature Page to FB Development Collaboration, Option and License Agreement

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Ionis Pharmaceuticals, Inc.

By:	/s/ Stanley T. Crooke
Name:	Stanley T. Crooke
Title:	Chief Executive Officer

Signature Page to FB Development Collaboration, Option and License Agreement

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List of Appendices and Schedules

Appendix 1 – Definitions

Appendix 2 – Specific Performance Milestone Events

Appendix 3 – Permitted Licenses as of the Effective Date

Schedule 4.2 – Alliance Management Activities

Schedule 4.4.2 – Ionis’ Fully Absorbed Cost of Goods Methodology

Schedule 9.7.2(e) – Royalty Calculation Examples

Schedule 9.7.2(f) – Allocation of Net Sales

Schedule 11.2.4(a) – Ionis Core Technology Patents

Schedule 11.2.4(b) – Ionis Manufacturing and Analytical Patents

Schedule 11.2.4(c) – Ionis Product-Specific Patents

Schedule 11.2.6 – Prior Agreement

Schedule 13.4.2(i) – Transition Activities

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Appendix 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“AAA” has the meaning set forth in Section 15.1.2.

“Acceptance of Filing” means, with respect to an NDA, MAA, or JNDA filed for a Product, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt of written notice of validation by the EMA of such MAA under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance of Filing will be determined upon the validation of such MAA by the applicable Regulatory Authority in a Major Market in Europe, and (c) in Japan, receipt of written notice of acceptance of filing of such JNDA from the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“Additional Core IP” has the meaning set forth in Section 9.10.3(a).

“Additional Ionis In-License Agreements” has the meaning set forth in Section 9.10.1(a).

“Additional Product-Specific Patents” has the meaning set forth in Section 9.10.2(a).

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) and Foundation Medicine, Inc., a Delaware corporation (“FMI”) and/or its subsidiaries (if any), will not be deemed an Affiliate of Roche unless Roche provides written notice to Ionis of its desire to include Chugai and/or FMI as an Affiliate of Roche.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Agreement Term” has the meaning set forth in Section 13.1.

“Alliance Manager” has the meaning set forth in Section 4.2.

 “ANDA” means an Abbreviated New Drug Application and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMA in the EU).

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

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“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means (i) with respect to a Product in the EU, the earlier to occur of (A) approval from the applicable Regulatory Authority in at least one member state in the EU sufficient for the manufacture, distribution, use, marketing and sale of such Product, including pricing and reimbursement approval, in such jurisdiction in accordance with Applicable Laws, or (B) the First Commercial Sale of a Product in the EU or in a European country in a Major Market; and (ii) with respect to a Product in any regulatory jurisdiction other than the EU, approval sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with Applicable Laws.

“Approved Change” has the meaning set forth in Section 3.1.5.

“Approved Change Costs” has the meaning set forth in Section 3.1.5.

“ASO” means an oligonucleotide compound, or analog, variant, mimic, or mimetic thereof, having a sequence that is at least six bases long and that modulates expression or splicing of a gene target via the binding, partially or wholly, of such compound to the RNA of such gene target.

“Audit Report” has the meaning set forth in Section 9.12.

“Bankruptcy Code” has the meaning set forth in Section 13.2.5(b).

“Breaching Party” means the Party that is believed by the Non-Breaching Party to be in material breach of this Agreement.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in both New York, New York and Zurich, Switzerland are open for business.

“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively, and will also include the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2018, the Effective Date) and ending on December 31.

“CDA” has the meaning set forth in Section 14.2.

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Change of Control” means, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of more than fifty percent (50%) of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination.

Confidential

“Chugai” has the meaning set forth in the definition of Affiliate.

“Claims” has the meaning set forth in Section 12.1.

“Clinical Study” or “Clinical Studies” means a Phase 1 Trial, Phase 2 Trial, Registration-Directed Trial or Phase 4 Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA, JNDA or other similar marketing application.

“CMO” means a Third Party contract manufacturer Manufacturing API or finished drug Product for any purpose under this Agreement.

“Collaboration” means the conduct of the Development Plan in accordance with this Agreement.

“Collaboration Intellectual Property” means collectively Ionis Collaboration Intellectual Property and Roche Collaboration Intellectual Property.

“Commercialize”, “Commercialization” or “Commercializing” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a Product following receipt of Approval for a Product in the applicable country, including conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of a Product and studies to provide improved formulation and Product delivery, and launching and promoting a Product in each country.

“Commercializing Party” means (a) Roche, with respect to a Product that is being Developed and Commercialized by or on behalf of Roche, its Affiliates or Sublicensees hereunder, and (b) Ionis, with respect to a Discontinued Product that is being Developed and Commercialized by or on behalf of Ionis, its Affiliates or Sublicensees hereunder.

“Commercially Reasonable Efforts” means the carrying out of discovery, research, development or commercialization activities using good-faith commercially reasonable and diligent efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of approval and other relevant scientific, technical and commercial factors. Without limiting any of the foregoing, (A) Commercially Reasonable Efforts as it applies to Roche’s Development or Commercialization of a Product hereunder includes the use of Commercially Reasonable Efforts to (i) perform the activities assigned to Roche set forth in the Development Plan or IDCP in accordance with the timelines set forth therein, (ii) perform the “General Activities” set forth in Appendix 2, and (iii) achieve the specific performance milestone events set forth in Appendix 2 (“Specific Performance Milestone Events”) for a Product on the timeline set forth in Appendix 2; and (B) Commercially Reasonable Efforts as it applies to Ionis’ Development of IONIS-FB-LRx hereunder includes use of Commercially Reasonable Efforts to perform the activities assigned to Ionis under the Development Plan in accordance with the timelines set forth therein and the Specific Performance Milestone Events set forth in Appendix 2; provided, however, in each case, if regulatory or Development issues arise that are outside of either Party’s reasonable control and make achievement of any Specific Performance Milestone Event on the stated timeline impossible, the Parties will meet and negotiate in good faith to revise, consistent with any applicable Additional Ionis In-License Agreements, the date by which the applicable Specific Performance Milestone Event must be achieved. However, Roche (and its Affiliates) does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential Indication. As a result, the exercise of diligence by Roche is to be determined by judging Roche’s commercially reasonable efforts in the Major Markets, taken as a whole.

Confidential

“Companion Diagnostic IP” has the meaning set forth in Section 13.4.2(b).

“Companion Diagnostic Product” has the meaning set forth in Section 13.4.2(b).

“Competitive Infringement” has the meaning set forth in Section 10.5.1.

“Complete” or “Completion” means, with respect to a Clinical Study, the point in time at which the primary database lock for such study has occurred and, if such study has a statistical analysis plan, the listing and tables of safety and efficacy data generated based on that primary database lock under the statistical analysis plan for such study are available.

“Compound” means an ASO that is designed to bind to the RNA that encodes Factor B where such ASO is discovered by Ionis prior to or in the performance of the Development Plan.

“Compulsory Sublicense” means a Sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sale, offer for sale, import or export a Product in any country.

“Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense.

“Confidential Information” has the meaning set forth in Section 14.1. “Confidential Information” does not include information that:

(a)
was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)
was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

Confidential

“Conjugate Technology” means a group of atoms covalently bound to an oligonucleotide designed to enhance one or more properties of the oligonucleotide, such as targeting of antisense drugs to specific tissues and cells.  Conjugate Technology includes N-acetylgalactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGP-R) and enhancing the targeting of antisense drugs.

“Control”,  “Controlled” or “Controlling” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense, with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party (“Third Party Compensation”) (other than Ionis Supported Pass-Through Costs in the case of Ionis, and other than Roche Supported Pass-Through Costs in the case of Roche), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the cost of such Third Party Compensation. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

“Cover”, “Covered” or “Covering” means, with respect to a patent, that the act of making, using or selling by an unauthorized Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Develop,” “Developing” or “Development” means with respect to a Product, any and all discovery, characterization, or non-clinical (including non-clinical studies required to file an IND), clinical, or regulatory activity with respect to a Product to seek Approval (including the submission of all necessary filings with applicable Regulatory Authorities to support such non-clinical and clinical activities and Approval), including human clinical trials conducted after Approval of a Product to seek Approval for additional Indications for a Product.

“Development Plan” has the meaning set forth in Section 3.1.

“Development Program has the meaning set forth in Section 3.1.

“Disclosing Party” has the meaning set forth in Section 14.1.

“Discontinued Product” means a Product that is the subject of a termination under this Agreement.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“EMA” means the European Medicines Agency and any successor entity thereto.

“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

“Executives” has the meaning set forth in Section 15.1.1.

“Existing Diagnostic Agreement” means that certain Non-Exclusive G-Clamp License Agreement between Isis (now Ionis) and F. Hoffmann-La Roche Ltd dated April 26, 2011.

“Factor B” means the human gene complement factor B (GenBank accession # NM_001710; Gene ID: 629), or any alternative splice variants, mutants, polymorphisms and fragments thereof.

Confidential

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“FDCA” will mean the United States Food, Drug and Cosmetics Act.

“Field” means the prophylactic, therapeutic and diagnostic use or form of administration of a Product for any Indication.

“Finished Drug Product” means any drug product containing API as an active ingredient in finished bulk form for the Development or Commercialization of a Product by a Party under this Agreement.

“First Commercial Sale” means the first sale of a Product by Roche, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of a Product has been obtained in such country.

“FMI” has the meaning set forth in the definition of Affiliate.

“FTE” means a total of forty-seven (47) weeks or one thousand eight hundred eighty (1,880) hours per year of work on the Development of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“Full Royalty Period” has the meaning set forth in Section 9.7.2(a).

“Fully Absorbed Cost of Goods” means the costs incurred by Ionis as determined using the methodology set forth in Schedule 4.4.2 fairly applied and as employed on a consistent basis throughout Ionis’ operations.

“GA” has the meaning set forth in ARTICLE 2.

“Generic Product” means, on a Product-by-Product and country-by-country basis, any product sold by a Third Party that is not a licensee or Sublicensee of Roche where such product(s) has the same active pharmaceutical ingredient as a Product and for which in the U.S. an ANDA has been filed naming such Product as the reference listed drug or outside of the U.S., an equivalent process where bioequivalence to such Product has been asserted, and such product(s) taken in the aggregate has a market share (measured in number of prescriptions during a Calendar Quarter with the numerator of such fractional share being the Generic Products taken in the aggregate, and the denominator being the total of the Generic Products taken in the aggregate plus the Product taken in the aggregate, as provided by IQVIA) in such country of at least [***].

“Group Sublicensee” means any individual, corporation, association or other business entity:

(i)	to which Roche has granted a Sublicense;

(ii)	that is not an Affiliate of Roche; and

(iii)	that is consolidated within Roche’s externally published audited financial statements.

“gRED” has the meaning set forth in Section 5.1.2.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Confidential

“IDCP” has the meaning set forth in Section 8.1.1.

“[***]” has the meaning set forth in ARTICLE 2.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“Indemnitee” has the meaning set forth in Section 12.3.

“Indication” means a primary sickness or medical condition or any interruption, cessation or disorder of a particular bodily function, system or organ (each a “disease”) including sub-types and pediatric populations of the same disease.  Indications that require separate pivotal trials to obtain Approval to market and sell a Product are separate Indications.

“Initiation” means, with respect to any Clinical Study, dosing of the first human subject in such Clinical Study.

“Ionis” has the meaning set forth in the Preamble of this Agreement.

“Ionis Collaboration Know-How” means Know-How discovered, developed, invented or created solely by or on behalf of Ionis or its Affiliate or a Third Party acting on their behalf in the performance of the Development Plan, that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Ionis Collaboration Patents” means Patent Rights discovered, developed, invented or created solely by or on behalf of Ionis or its Affiliate or a Third Party acting on their behalf in the performance of the Development Plan, that are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Ionis Collaboration Intellectual Property” means Ionis Collaboration Know-How, Ionis Collaboration Patents and Ionis’ interest in any Jointly-Owned Collaboration Intellectual Property.

“Ionis Core Technology Patents” means all Patent Rights owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term, claiming subject matter generally applicable to ASOs or Conjugate Technology and not limited to a single specified gene target, other than Ionis Manufacturing and Analytical Patents. A list of Ionis Core Technology Patents as of the Effective Date is set forth on Schedule 11.2.4(a) attached hereto.

“IONIS-FB-LRx” means the compound known as ISIS 696844, which has the following structure:  [***].

“Ionis’ Fully Absorbed Cost of Goods” means the costs incurred by Ionis as determined using the methodology set forth in Schedule 4.4.2 fairly applied and as employed on a consistent basis throughout Ionis’ operations.

“Ionis Internal ASO Safety Database” has the meaning set forth in Section 8.2.2(a).

“Ionis Know-How” means any Know-How, including Ionis’ interest in any Jointly-Owned Collaboration Know-How, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Know-How does not include the Ionis Manufacturing and Analytical Know-How.

Confidential

“Ionis Manufacturing and Analytical Know-How” means Know-How, including Ionis’ interest in any Jointly-Owned Collaboration Know-How, that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How does not include the Ionis Know-How.

“Ionis Manufacturing and Analytical Patents” means Patent Rights, including Ionis’ interest in any Jointly-Owned Collaboration Patents, that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used, developed by, or licensed to Ionis or its Affiliates, in each case to the extent Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. A list of Ionis Manufacturing and Analytical Patents as of the Effective Date is set forth on Schedule 11.2.4(b) attached hereto. Ionis Manufacturing and Analytical Patents do not include the Ionis Product-Specific Patents or the Ionis Core Technology Patents.

“Ionis Product Reverse Royalties” has the meaning set forth in Section 9.9.

“Ionis Product-Specific Patents” means Product-Specific Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. A list of Ionis Product-Specific Patents as of the Effective Date is set forth on Schedule 11.2.4(c) attached hereto.

“Ionis Supported Pass-Through Costs” means the licensing costs and payments payable by Ionis to Third Parties to the extent arising from a Third Party agreement under [***] or [***].

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Product in Japan.

“Joint Development Committee” or “JDC” has the meaning set forth in Section 4.1.2.

“Joint Patent Committee” or “JPC” has the meaning set forth in Section 10.1.3(a).

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.1.

“Jointly-Owned Collaboration Know-How” means Know-How discovered, developed, invented or created jointly in the performance of the Development Plan by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Jointly-Owned Collaboration Patents” means any Patent Rights discovered, developed, invented or created jointly in the performance of the Development Plan by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Jointly-Owned Collaboration Intellectual Property” means Jointly-Owned Collaboration Know-How and Jointly-Owned Collaboration Patents.

“Key Meeting” has the meaning set forth in Section 8.1.6.

“Know-How” means unpatented inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience.

Confidential

“Lead Party” has the meaning set forth in Section 10.4.1.

“Licensed CMO” has the meaning set forth in Section 7.1.4(a)(ii).

“Licensed Know-How” means Ionis Manufacturing and Analytical Know-How, Ionis Know-How, Ionis Collaboration Know-How, and Ionis’ interest in any Jointly-Owned Collaboration Know-How. For clarity, Licensed Know-How does not include any Know-How generated after the Effective Date covering formulation technology or delivery devices (other than any Conjugate Technology comprised in IONIS-FB-LRx) unless such Know-How is included in any Ionis Collaboration Know-How or Jointly-Owned Collaboration Know-How.

“Licensed Patents” means the Ionis Product-Specific Patents, Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents, Ionis Collaboration Patents, and Ionis’ interest in any Jointly-Owned Collaboration Patents. For clarity, Licensed Patents do not include any Patent Rights filed after the Effective Date claiming formulation technology or delivery devices (other than any Conjugate Technology comprised in IONIS-FB-LRx) unless such Patent Rights are included in any Ionis Collaboration Patents or Jointly-Owned Collaboration Patents.

“Licensed Intellectual Property” means any and all Licensed Patents and Licensed Know-How, in each case to the extent necessary or useful to Develop, Manufacture or Commercialize a Product.

“Losses” has the meaning set forth in Section 12.1.

“MAA” means a marketing authorization application filed with the EMA after completion of Clinical Studies to obtain Approval for a Product under the centralized European filing procedure or, if the centralized EMA filing procedure is not used, filed using the applicable procedures in any European Union country or other country in Europe.

“MAA Approval” means the Approval of an MAA by (i) the EMA for a Product in any country in the EU, or (ii) a Regulatory Authority for a Product in a European country that is a Major Market.

“Major Market” means any of the following countries: the United States, Japan, the United Kingdom, Germany, France, Italy, Spain, Brazil, Russia, India and China.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging for non-clinical, clinical, or commercial purposes, of API, Finished Drug Product or a Product.

“Milestone Event” means a Post-Licensing Milestone Event or a Sales Milestone Event, as applicable.

“Minimum Third Party Payments” means [***].

“NDA” means a New Drug Application filed with the FDA after completion of Clinical Studies to obtain Approval for a Product in the United States.

“NDA Approval” means the Approval of an NDA by the FDA for a Product in the U.S.

“Net Sales” of a Product in a particular period will mean the amount calculated by subtracting from the Sales of such Product for such period: (A) a lump sum deduction of four percent (4%) of Sales under item (i) of the “Sales” definition in lieu of those deductions that are not accounted for on a Product-by-Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (B) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period; (C) credit card charges (including processing fees) accrued during such period on such Sales; and (D) government mandated fees and taxes and other government charges accrued during such period for such Product including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body; provided that the foregoing deductions under (A) to (D) were not already taken as a gross-to-net deduction in accordance with the then currently used International Financial Reporting Standards (IFRS) in the calculation of Sales of such Product for such period.

Confidential

“New Third Party Licenses” has the meaning set forth in Section 11.3.2.

“Non-Breaching Party” means the Party that believes the Breaching Party is in material breach of this Agreement.

“Non-Clinical Studies” means in vitro and in vivo studies of a Product, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of a Product and whether a Product has a desired effect.

“Non-Rare Disease Indication” means an Indication that is not a Rare Disease Indication.

“Non-Transferring Party” has the meaning set forth in Section 15.4.

“Option” has the meaning set forth in Section 6.1.

“Option Deadline” has the meaning set forth in Section 6.1.

“Option Period” has the meaning set forth in ARTICLE 2.

“Party” or “Parties” means Roche and Ionis individually or collectively.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patent Rights.

“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted Licenses” means (1) licenses granted by Ionis before or after the Effective Date to any Third Party under the Ionis Core Technology Patents, the Ionis Manufacturing and Analytical Patents, or the Ionis Manufacturing and Analytical Know-How (but not under the Ionis Product-Specific Patents) to (a) use oligonucleotides (or supply oligonucleotides to end users) solely to conduct non-clinical research, or (b) enable such Third Party to manufacture or formulate oligonucleotides, where Ionis does not assist such Third Party to identify, discover or make a Compound or Product; and (2) material transfer agreements with academic collaborators or non-profit institutions solely to conduct noncommercial research. A list of Permitted Licenses as of the Effective Date is set forth on Appendix 3 attached hereto.

Confidential

“Person” will mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Trial” means the initial clinical testing of a Product in humans (first in humans study) in any country that is designed to satisfy the requirements of 21 C.F.R. § 312.21(a) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Phase 2 GA Trial” means the Phase 2 Trial of IONIS-FB-LRx in GA commenced by Ionis and to be conducted in accordance with the Development Plan.

“Phase 2 [***] Trial” means the anticipated phase 2a trial of IONIS-FB-LRx in [***] to be conducted by Ionis in accordance with the Development Plan.

“Phase 2b [***] Trial” has the meaning set forth in Section 3.1.3.

“Phase 2 Trial” means a human clinical study of a Product that is intended to explore a variety of dose and dose response to generate initial evidence of clinical safety and activity in a target patient population for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Phase 2 Trial Data Package” means, with respect to the Phase 2 GA Trial and the Phase 2 [***] Trial, the listing and tables of safety and efficacy data available to Ionis after the last patient has received his/her last dose of a Product in each such trial.  If, as of the time the Phase 2 Trial Data Package is complete, there is available to Ionis additional Phase 2 Trial data or any additional earlier stage Clinical Study data for the Product pursuant to Section 3.1.3, then Ionis will provide such additional data to Roche along with the Phase 2 Trial Data Package.

“Phase 4 Trial” means (i) any Clinical Study conducted to satisfy a requirement of a Regulatory Authority in order to maintain Approval for a Product, or (ii) any Clinical Study conducted after the first Approval in the same disease state for which a Product received Approval other than for purposes of obtaining Approval for such Product.

“Post-Licensing Milestone Event” has the meaning set forth in Section 9.4.

“Post-Licensing Milestone Payment” has the meaning set forth in Section 9.4.

“Pre-Option Development Milestone Event” has the meaning set forth in Section 9.2.

“Pre-Option Development Milestone Payment” has the meaning set forth in Section 9.2.

“Prior Agreement” means the agreement listed on Schedule 11.2.6 attached hereto.

“Proceeding” means an action, suit or proceeding.

“Product” means any product, including any combination product, containing IONIS-FB-LRx as an active pharmaceutical ingredient regardless of its finished form, formulation or dosage.

“Product-Specific Patents” means, with respect to a Product, Patent Rights Controlled by a Party or any of its Affiliates on or after the Effective Date claiming (i) the specific composition of matter of such Product, or (ii) methods of using such Product as a prophylactic or therapeutic, in each case to the extent necessary to Develop, Manufacture or Commercialize a Product; provided however, Patent Rights Controlled by Ionis or any of its Affiliates that (a) include claims that are directed to subject matter applicable to ASOs or products in general, or (b) include an ASO, the sequence of which targets the RNA that encodes Factor B and ASOs that do not target the RNA encoding Factor B, will not be considered Product-Specific Patents, and in the case of (a) and (b), such Patent Rights will be considered Ionis Core Technology Patents.

Confidential

“Proposed Phase 2 Trials” means the Phase 2 GA Trial and the Phase 2 [***] Trial.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

“Rare Disease Indication” means an Indication for which the expected U.S. patient population with a disease eligible for treatment by the Product is two hundred thousand (200,000) or less as determined by the FDA Office of Orphan Products Development.

“Receiving Party” has the meaning set forth in Section 14.1.

“Reduced Royalty Period” has the meaning set forth in Section 9.7.2(d).

“[***]” has the meaning set forth in Section 9.7.2(b).

“Registration-Directed Trial” means a pivotal Clinical Study (whether or not called a “Phase 3” Clinical Study) [***] intended to establish that a Product is safe and effective for its intended use; and is intended to support NDA filing (or foreign equivalent filing) of such Product in patients having the disease or condition being studied, as described in 21 C.F.R. § 312.21(c) FDCA, as amended from time to time, or a foreign equivalent thereof.

“Regulatory Authority” means any governmental authority, including the FDA, EMA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, NDAs, MAAs, JNDAs, drug master files, presentations, responses, and applications for other Approvals. For clarity, Regulatory Materials also include written minutes of any meeting with any Regulatory Authorities, including minutes prepared by said Regulatory Authorities and those prepared by a Party’s personnel.

“Roche” has the meaning set forth in the Preamble of this Agreement.

“Roche Basel” has the meaning set forth in the Preamble of this Agreement.

Confidential

“Roche Collaboration Know-How” means Know-How discovered, developed, invented or created solely by or on behalf of Roche or its Affiliate or a Third Party acting on their behalf in the performance of the Development Plan or the IDCP, that is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Roche Collaboration Patents” means Patent Rights discovered, developed, invented or created solely by or on behalf of Roche or its Affiliate or a Third Party acting on their behalf in the performance of the Development Plan or the IDCP, that are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field.

“Roche Collaboration Intellectual Property” means Roche Collaboration Know-How, Roche Collaboration Patents and Roche’s interest in any Jointly-Owned Collaboration Intellectual Property.

“Roche Full Royalty” has the meaning set forth in Section 9.7.1.

“Roche Know-How” means any Know-How that (i) did not arise in connection with the performance of the Development Plan, (ii) is owned, used, developed by, or licensed to Roche or its Affiliates, and (iii) is necessary or useful to Develop, Manufacture or Commercialize a Product in the Field, in each case to the extent Controlled by Roche or its Affiliates on the Effective Date or at any time during the Agreement Term.

“Roche US” has the meaning set forth in the Preamble of this Agreement.

“Roche Patents” means any Patent Rights that (i) did not arise in connection with the performance of the Development Plan or IDCP, (ii) are owned, used, developed by, or licensed to Roche or its Affiliates, and (iii) are necessary or useful to Develop, Manufacture or Commercialize a Product in the Field, in each case to the extent Controlled by Roche or its Affiliates on the Effective Date or at any time during the Agreement Term.

“Roche-Prosecuted Patents” has the meaning set forth in Section 10.2.4(b).

“Roche Reduced Royalty” has the meaning set forth in Section 9.7.2(b).

“Roche Supported Pass-Through Costs” means [***].

“Roche Intellectual Property” means Roche’s interest in Roche Collaboration Intellectual Property, Roche Know-How, Roche Patents and any trademarks described in Section 7.1.7, owned, used, developed by, or licensed to Roche or its Affiliates that is necessary or useful to Develop, Manufacture or Commercialize a Product.

“[***]” has the meaning set forth in Section 9.7.2(b).

“Sales” of a Product in a particular period will mean the sum of (i) and (ii):

(i) the amount stated in Roche sales line of its externally published audited financial statements with respect to such Product for such period (excluding sales to any Sublicensee that are used for research or Development or re-sold by such Sublicensee as sales under item (ii) below). This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche, its Affiliates and Group Sublicensees to Third Parties (excluding sales to any Sublicensee that are used for research or Development or re-sold by such Sublicensee as sales under item (ii) below) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used International Financial Reporting Standards (IFRS).

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By way of example, the gross-to-net deductions taken in accordance with International Financial Reporting Standards (IFRS) as of the Effective Date include the following:

(a)
credits, reserves or allowances granted for (w) damaged, outdated, returned, rejected, withdrawn or recalled Product, (x) wastage replacement and short-shipments, (y) billing errors and (z) indigent patient and similar programs (e.g., price capitation);

(b)	governmental price reductions and government mandated rebates;

(c)	chargebacks, including those granted to wholesalers, buying groups and retailers;

(d)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(e)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

For the purpose of clarity, sales by Roche and its Affiliates to any Sublicensee and/or Group Sublicensee that are used for research or Development or re-sold by such Sublicensee or Group Sublicensee as sales under item (ii) below will be excluded from “Sales” calculated under this item (i).

(ii) Sublicensee (excluding Compulsory Sublicensee) sales amounts reported to Roche and its Affiliates in accordance with Sublicensee contractual terms and their then currently used accounting standards. For the purpose of clarity, any Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements will be excluded from the Sales amount.

“Sales Milestone Event” has the meaning set forth in Section 9.5.

“Sales Milestone Payment” has the meaning set forth in Section 9.5.

“Second Indication” means either (i) any second Indication if the applicable Post-Licensing Milestone Event has already been achieved by a Non-Rare Disease Indication, or (ii) the first Rare Disease Indication for which the applicable Post-Licensing Milestone Event is achieved.

“Specific Performance Milestone Event” has the meaning set forth in the definition of “Commercially Reasonable Efforts”.

“Step-In Party” has the meaning set forth in Section 10.4.1.

“Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Licensed Intellectual Property or Roche Intellectual Property, as the case may be, licensed to such Party in accordance with the terms of this Agreement.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Third Party Obligations” means any financial and non-financial encumbrances, obligations, restrictions, or limitations imposed by an agreement between Ionis and a Third Party (including any Additional Ionis In-License Agreements) that relate to a Product, Factor B, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

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“Transferring Party” has the meaning set forth in Section 15.4.

“Transition Activities” has the meaning set forth in Section 13.4.2(i)(i).

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“Valid Claim” means a claim (i) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than seven (7) years, not including in calculating such seven-year period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than seven years will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (i) above with respect to such application issues.

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Appendix 2

Development and Commercialization Activities and
Specific Performance Milestone Events

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Appendix 3

Permitted Licenses as of the Effective Date

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Schedule 4.2

Alliance Management Activities

Each Alliance Manager is responsible for:

(a)	Promoting the overall health of the relationship between the Parties;

(b)
Developing a mutually agreed alliance launch plan covering any activities and systems that the Parties need to implement within the first one hundred (100) days after the Effective Date to support the Development Plans;

(c)	Organizing JSC and JDC meetings, including agendas, drafting minutes, and publishing final minutes;

(d)	Supporting the co-chairs of the JSC and JDC with organization of meetings, information exchange, meeting minutes, and facilitating dispute resolution as necessary;

(e)	Preparing status and progress reports on the above as determined necessary by the JSC and JDC;

(f)	Ensuring compliance in maintaining the Ionis Internal ASO Safety Database as outlined in Section 8.2.2(a); and

(g)	Ensuring proper approval of publications prior to submission as required in Section 14.4.

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Schedule 4.4.2

Ionis’ Fully Absorbed Cost of Goods Methodology
Cost Estimate of API Cost per Kilogram

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Schedule 9.7.2(e)

Royalty Calculation Examples

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Schedule 9.7.2(f)

Allocation of Net Sales

[***]

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Schedule 11.2.4(a)

Ionis Core Technology Patents

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Schedule 11.2.4(b)

Ionis Manufacturing and Analytical Patents

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Schedule 11.2.4(c)

Ionis Product-Specific Patents

[***]

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Schedule 11.2.6

Prior Agreement

[***]

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Schedule 13.4.2(i)

Transition Activities

Roche will perform Transition Activities, to the extent applicable at the time of the applicable termination, that are necessary to (1) provide patients with continued access to the applicable Products, (2) enable Ionis (or Ionis’ designee) to assume and execute the responsibilities under all Approvals and then-ongoing Clinical Studies for the applicable Product, and (3) ensure long-term continuity of supply for the Product.  Roche will perform the Transition Activities for Ionis through an agreed-upon schedule as set forth in an agreed upon transition plan, including but not limited in the following areas:

[***]